Exhibit 10.5

[Execution]

LETTER OF CREDIT FACILITY AGREEMENT

Dated as of February 26, 2021

among

EASTMAN KODAK COMPANY

as Borrower

and

THE GUARANTORS NAMED HEREIN

as Guarantors

and

THE LENDERS NAMED HEREIN

as Lenders

and

BANK OF AMERICA, N.A.

as Issuing Bank, Administrative and Collateral Agent

i

Schedules

Schedule I	—	Commitments
Schedule II	—	Subsidiary Guarantors and Restricted Subsidiaries
Schedule III	—	Deposit Accounts
Schedule 1.01(a)	—	Acceptable Foreign Currencies
Schedule 1.01(e)	—	Existing Letters of Credit
Schedule 1.01(u)	—	Unrestricted Subsidiaries
Schedule 4.01(f)	—	Litigation
Schedule 4.01(i)	—	Intellectual Property
Schedule 4.01(q)	—	Collective Bargaining Agreements
Schedule 4.01(dd)	—	Labor Matters
Schedule 5.01(k)	—	Transactions with Affiliates
Schedule 5.01(m)	—	Foreign Security Interests
Schedule 5.01(r)	—	Post-Closing Obligations
Schedule 6.01(f)	—	Judgments and Orders
Schedule 9.02	—	Agent’s Office; Certain Address for Notices

Exhibits

Exhibit A	—	Form of Note
Exhibit B	—	Form of Solvency Certificate
Exhibit C	—	Form of Guaranty Supplement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Release Notice
Exhibit F	—	Form of Borrowing Base Certificate

v

LETTER OF CREDIT FACILITY AGREEMENT

THIS LETTER OF CREDIT FACILITY AGREEMENT (the “Agreement”) dated as of February 26, 2021, is by and among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Borrower” or “Company”), the Guarantors (as hereinafter defined), the banks, financial institutions and other institutional lenders (the “Lenders”) from time to time party hereto, BANK OF AMERICA, N.A., as issuing bank (in such capacity, “Issuing Bank”) and BANK OF AMERICA, N.A., as administrative agent and collateral agent for Issuing Bank and the Lenders (in such capacity, “Agent”).

WHEREAS, the Borrower and Guarantors have requested that Bank of America, N.A., in its capacity as an Issuing Bank, issue standby letters of credit from time to time and Bank of America., N.A. is willing to issue such letters of credit subject to the terms and conditions set forth herein for the account of Borrower and Guarantors as the account parties and guarantors;

WHEREAS, Lenders will purchase participations in such letters of credit and otherwise have the obligations in respect thereof as provided for herein; and

WHEREAS, Borrower and Guarantors have agreed to guaranty all of the obligations of each other as applicants and account parties in respect of any letter of credit issued by the Issuing Bank hereunder;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Priority Collateral” has the meaning set forth in the Term Loan Intercreditor Agreement and after the termination of the Term Loan Intercreditor Agreement, shall mean all Collateral, other than Letter of Credit Priority Collateral.

“ABL Credit Facility Agent” means Bank of America, National Association in its capacity as administrative agent pursuant to the ABL Credit Facility Documents, and its successors, assigns or any replacement agent appointed pursuant to the terms of the ABL Credit Facility Agreement.

“ABL Credit Facility Agreement” means (a) the Credit Agreement, dated as of September 3, 2013, among the Borrower, the Guarantors, the banks, financial institutions and other institutional lenders and issuers of letters of credit from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, Barclays Bank PLC, as syndication agent, and ABL Credit Facility Agent, as it may be amended, restated, refinanced, replaced or otherwise modified from time to time and (b) any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (in each case whether through one or more credit facilities or other debt issuances pursuant to the agreement set forth in subclause (a) or any other agreement, contract or indenture, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof) to the extent permitted by this Agreement and the Letter of Credit Facility Intercreditor Agreement.

“ABL Credit Facility Debt” means the Debt of the Company and its Subsidiaries under the ABL Credit Facility Agreement.

“ABL Credit Facility Documents” means the ABL Credit Facility Agreement, each letter of credit issued in connection therewith and each other agreement, certificate, document, or instrument executed or delivered by the Company or its Subsidiaries to the ABL Credit Facility Agent or any lender thereunder in connection therewith, whether prior to, on, or after the closing of the ABL Credit Facility Agreement, and any and all renewals, extensions, amendments, modifications, refinancings or restatements of any of the foregoing.

“Acceptable Foreign Currency” means Pounds Sterling, Euros, the currencies listed on Schedule 1.01(a), any other currency used in the ordinary course of business of the Company and its Restricted Subsidiaries for cash management purposes outside the United States and any other currency as may be approved by the Agent from time to time in its sole discretion.

“Activities” has the meaning specified in Section 8.02(b).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means, Bank of America, in its capacity as administrative and collateral agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 8.07.

“Agent Parties” has the meaning specified in Section 9.02(d).

“Agent’s Account” means the account of the Agent maintained by the Agent at its office as set forth on Schedule 9.02.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules and regulations applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Agent.

“Applicable Margin” means 2.75% per annum.

“Applicable Percentage” means, (a) three-eighths percent (0.375%) per annum when the aggregate amount of the Unused Commitments is less than or equal to fifty percent (50.0%) of the Letter of Credit Facility or (b) one-half percent (0.50%) per annum when the aggregate amount of the Unused Commitments is greater than fifty percent (50.0%) of the Letter of Credit Facility.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided, that, an Approved Fund shall not include any Disqualified Institution.

“Arranger” means Bank of America, N.A. in its capacity as sole lead arranger and bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing). For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part 1 of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of this Agreement or the Bankruptcy Code or any similar foreign, federal, provincial or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (1/2 of 1%), or (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”. The “prime rate” and the “base rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate or base rate announced by the Agent shall take effect at the opening of business on the day specified in the announcement of such change.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Bona Fide Debt Fund” means a debt fund or other investment vehicle engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to third party investors in such fund or investment vehicle.

“Borrower” has the meaning in the introductory paragraph hereto.

“Borrower Information” has the meaning specified in Section 9.09.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit F hereto (with such changes therein as may be required by the Agent in its Permitted Discretion to reflect the LC Facility Cash Collateral as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Company.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in the states of North Carolina and New York.

“Capital Expenditures” means, without duplication, any expenditure of money for any purchase or other acquisition of any asset which, in conformity with GAAP, would be required to be classified as a capital expenditure on the Consolidated statement of cash flows of the Company and its Restricted Subsidiaries; provided, that, the term “Capital Expenditures” shall not include (a) any additions to property, plant and equipment and other expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent made with (i) the proceeds of equity issuances of, or capital contributions to the Company, provided those expenditures are made substantially contemporaneously with the equity issuances or capital contributions as the case may be, (ii) Debt borrowed (excluding borrowings under this Agreement, the Term Loan Agreement , the ABL Credit Facility Agreement and the Convertible Note Documents) by the Company or any Restricted Subsidiary in connection with such capital expenditures, (iii) the proceeds from any casualty insurance or condemnation or eminent domain paid on account of the loss of or damage to the assets being replaced, substituted, restored, repaired or improved, to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within twelve (12) months of the receipt of such proceeds, or (iv) the proceeds from any sale or other Disposition of the Company’s or any Restricted Subsidiary’s assets (other than assets constituting Collateral consisting of Accounts and the proceeds thereof), to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within twelve (12) months of the receipt of such proceeds, (b) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment solely to the extent of the amount of such purchase price reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) expenditures that constitute operating lease expenses in accordance with GAAP, (d) expenditures that constitute Permitted Acquisitions or other investments that consist of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets of a Person, (e) any expenditures which are paid by a third party or which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation or (f) any non-cash capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (as of the date hereof) and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, operating leases shall also be accounted for in accordance with GAAP in effect as of the date hereof.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company.

“Cases” means the cases under Chapter 11 of the Bankruptcy Code of Borrower and certain of the Guarantors, each as debtor-in-possession, which have been jointly administered as Chapter 11 Case No. 12-10201(ALG) and which are pending in the Bankruptcy Court.

“Cash Collateralize” means, in respect of an Obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars in an amount equal to one hundred three percent (103%) of such Obligation, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following:

(a) Acceptable Foreign Currencies;

(b) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality of the United States of America (provided that the full faith and credit of the United States of America is pledged in support of those securities) having maturities of not more than twenty-four (24) months from the date of acquisition;

(c) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or province or any instrumentality thereof maturing within one (1) year from the date of acquisition and having a rating of either “A” or better from S&P or A2 or better from Moody’s;

(d) certificates of deposit and eurodollar time deposits with maturities of one (1) year or less from the date of acquisition, banker’s acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case, with any Lender or with any United States commercial bank having capital and surplus in excess of $250,000,000;

(e) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b), (c), and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P, in each case, maturing within one (1) year after the date of acquisition;

(g) money market funds that either are (i) SEC.270.2a-7 compliant, (ii) enhanced cash funds having a weighted average maturity of not greater than one hundred twenty (120) days or (iii) investing at least ninety-five percent (95)% of their assets in securities of the types described in clauses (a) through (f) above;

(h) offshore overnight interest bearing deposits in foreign branches of the Agent, any Lender or an Affiliate of a Lender; or

(i) instruments equivalent to those referred to in clauses (a) through (h) above of comparable tenor to those referred to above, denominated in any Acceptable Foreign Currency and used in the ordinary course of business of the Borrower and its Subsidiaries for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required or advisable in connection with any business conducted by the Borrower or any Subsidiary.

“CFC” means an entity that is a “controlled foreign corporation” of the Company under Section 957 of the Code or an entity all or substantially all of the assets of which consist of equity interests in one or more CFCs, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.

“Change of Control” means, at any time, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), other than a Permitted Holder (or group consisting of Permitted Holders), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Company representing more than thirty-five percent (35%) of the voting power of all Voting Stock of the Company, and (b) during any period of two (2) consecutive years (commencing immediately following the Closing Date), individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of a majority of the Company’s directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s directors then in office (excluding any directors from the numerator and denominator of such calculation to the extent such director is or was designated by a Permitted Holder (or group consisting of Permitted Holders) or pursuant to a contractual agreement with the Company existing on the Closing Date).

“Chapter 11 Plan” means the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates, dated August 21, 2013, as amended, supplemented or otherwise modified from time to time, and together with all exhibits, schedules, annexes, supplements and other attachments thereto.

“Closing Date” means the first date on which all of the conditions precedent in Article III are satisfied or waived in accordance with Article III.

“Closing Date Transactions” shall mean, collectively, (a) the execution, delivery and performance of, this Agreement and the other Loan Documents and (b) all other related transactions including the payment of fees and expenses in connection therewith.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all “Collateral” as defined in the Security Agreement and the other Collateral Documents.

“Collateral Documents” means the Security Agreement, the Control Agreements, each of the other collateral documents, instruments and agreements delivered pursuant to Section 5.01(i) or (j), and each other security agreement or other instrument or document executed and delivered by any Loan Party to secure any of the Obligations or, with respect to Collateral Documents governed by the laws of the Netherlands, the Obligations of Borrower under the Parallel Debt.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment”, which shall be designated as a Commitment under the Letter of Credit Facility, (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.06.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning in the introductory paragraph hereto.

“Competitor” means those Persons who are directly or indirectly engaged in the same or similar line of business as the Company or its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form attached as Exhibit D or in such other form as reasonably agreed by the Agent and the Company, by which Company certifies compliance of the Borrower in accordance with Section 5.03.

“Concentration Account” means each Deposit Account, other than an Excluded Account, maintained by a Loan Party in which funds of such Loan Party from one or more Deposit Accounts are concentrated.

“Confirmation Order” means the Order Confirming the Chapter 11 Plan entered by the Bankruptcy Court in the Cases on August 23, 2013.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income for the most recently completed Measurement Period, plus the following to the extent reducing Consolidated Net Income (without duplication):

(a) (i) Consolidated Interest Charges,

(ii) provision for taxes based on income, profits or capital gains, including foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period,

(iii) accretion, depreciation and amortization expense (excluding amortization of a prepaid cash item that was paid and not expensed in a prior period, other than in respect of licenses provided to the Company or a Restricted Subsidiary in connection with the settlement of litigation),

(iv) any non-cash charges (other than (1) amortization of a prepaid cash item that was paid and not expensed in a prior period and (2) write down of current assets) including: (a) write-downs of property, plant and equipment and other assets, (b) impairment of intangible assets, (c) losses resulting from cumulative effect of changes in accounting principles, (d) net foreign currency reevaluation of intercompany indebtedness and remeasurement losses or gains related to the balance sheet of the Company and its Restricted Subsidiaries, (e) losses on sales of accounts receivable, (f) provisions for asset retirement obligations, (g) provisions for environmental restoration and remedial action, (h) net non-cash mark-to-market charges relating to hedging arrangements, (i) unrealized losses from Hedging Agreements and unrealized losses from foreign currency transactions and (j) commercial capital expenses not included in depreciation expenses for such period; provided, that, if such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent,

(v) fees, costs, charges, commissions, operating losses, write-downs and expenses (including (A) fees, costs and expenses related to legal, financial, restructuring and other advisors, auditors and accountants, (B) printer costs and expenses, (C) U.S. Securities and Exchange Commission and other filing fees and (D) underwriting, arrangement, syndication, issuance backstop and placement premiums, discounts, fees, costs and expenses) paid, reimbursed or incurred during such period in connection with the negotiation, execution and ongoing performance of the Loan Documents, the Term Loan Documents, the ABL Credit Facility Documents, the Series B Preferred Stock, the Series C Preferred Stock and the Convertible Note Documents (and any Permitted Refinancing of any of the foregoing), and, in each case, any transaction (including any financing, acquisition or disposition, whether or not consummated) or litigation related thereto or contemplated by any of the foregoing, in each case, regardless of whether initially incurred by the Company or paid by the Company to reimburse others for such fees, costs and expenses,

(vi) any extraordinary expenses, charges or losses,

(vii) any non-recurring or unusual expenses, charges or losses in an amount not to exceed for any four fiscal quarter period, the greater of (A) five percent (5%) of Consolidated EBITDA for such period (calculated after giving effect to any amounts added to Consolidated EBITDA pursuant to this clause (vii) and clauses (xi) and (xii) and Section 1.07) and (B) $10,000,000,

(viii) fees, costs and expenses (including fees, costs and expenses related to (A) legal, financial and other advisors, auditors and accountants, (B) printer costs and expenses, (C) SEC and other filing fees and (D) underwriting, arrangement, syndication, backstop and placement premiums, discounts, fees, charges and expenses) of the Company and its Restricted Subsidiaries, incurred as a result of Permitted Acquisitions, Investments, Dispositions, issuance of equity interests or issuance, waiver, refinancing or amendment of Debt, in each case to the extent permitted hereunder, whether or not consummated, other than any fees paid, or costs or expenses reimbursed to any Restricted Subsidiary of the Company other than from a Person that is the Company or any of its Restricted Subsidiaries,

(ix) deferred or amortized financing fees (and any write-offs thereof) for such period,

(x) any cash expenses or losses funded during such period with payments from assets of the Kodak Retirement Income Plan as in effect on January 19, 2012,

(xi) business optimization expenses and restructuring charges and reserves for such period; provided, that, with respect to each such business optimization expense or restructuring charge or reserve pursuant to this subclause (xi), the Company shall have delivered to the Agent an officer’s certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve,

(xii) the amount of cost savings and synergies projected by the Company in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by a Responsible Officer of the Company and shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided, that, (A) such cost savings or synergies are reasonably identifiable and factually supportable, and (B) such actions have been taken or are to be taken within twelve (12) months after the date of determination to take such action; provided, further, that aggregate amounts added pursuant to this subclause for any period shall not in the aggregate exceed the greater of (1) $10,000,000 or (2) five percent (5%) of the Consolidated EBITDA (calculated without giving effect to this clause or to Section 1.07(c)),

(xiii) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in any agreement, to the extent such indemnification or insurance coverage has not been disclaimed or denied and is reasonably expected to be paid within one hundred eighty (180) days of any claim made therefor (provided, that, if such expenses are not reimbursed within such one hundred eighty (180) day period, for purposes of calculating Consolidated EBITDA for any fiscal period in which an addback pursuant to this clause (xiii) has been taken, Consolidated EBITDA shall be re-calculated going forward excluding the addback pursuant to this clause (xiii) for such period),

(xiv) any proceeds from business interruption, casualty or liability insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income,

(xv) expenses, charges and accruals for and reserves in respect of any charges, costs or expenses related to Pension Agreements, minus,

(b) without duplication and to the extent included in Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Charges), (ii) income, profits or capital gains tax credits, (iii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents a reversal of an accrual or reserve for potential cash loss that was deducted and not added back to Consolidated EBITDA in any prior period) (provided, that, any cash received with respect to any non-cash items of income (other than extraordinary gains) for any prior period shall be added to the computation of Consolidated EBITDA), (iv) (A) any unusual or non-recurring income or gains not to exceed amounts that can be added back to Consolidated EBITDA pursuant to subclause (a)(vii) or (B) extraordinary income or gains, in each case including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sale of assets outside of the ordinary course of business, (v) any other non-cash income arising from the cumulative effect of changes in accounting principles, (vi) provision for environmental restoration and remedial actions for continuing operations added back pursuant to clause (a)(iv) of this definition to the extent actually paid in cash, (vii) income and gains in respect of Pension Agreements and (viii) cash payments in respect of Pension Agreements, made in the period for which Consolidated EBITDA is being calculated.

Notwithstanding anything herein to the contrary, the add-backs permitted under clauses (vii), (xi) and (xii) above shall not exceed seven and one-half percent (7.5%) of Consolidated EBITDA.

“Consolidated Interest Charges” means, for any Measurement Period, all interest, premium payments, debt discount, fees, charges and related expenses in connection with Debt for Borrowed Money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to Permitted Receivables Financings, letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding (a) any interest paid, directly or indirectly, to any Loan Party by the Company and its Restricted Subsidiaries, (b) any non-cash or deferred interest and financing costs (including any legal and accounting costs, fees on account of bridge, commitment and other financings, any non-cash accretion or accrual of discounted liabilities not constituting Debt, all as determined on a consolidated basis in accordance with GAAP) and (c) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including expenses resulting from the discounting of any outstanding Debt in connection with the application of purchase accounting and/or fresh start accounting in connection with any acquisition.

“Consolidated Net Income” means, as of any date of determination, the net income of the Company and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded:

(a) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends, distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or any of its wholly owned Restricted Subsidiaries during such period,

(b) the income (or loss) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or any Restricted Subsidiary in the form of dividends or similar distributions,

(c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary of the Company or any of the Company’s Restricted Subsidiaries or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or such Person’s assets are acquired by the Company or any of its Restricted Subsidiaries (but only the portion attributable to such Person or assets prior to the dates it became or is merged or consolidated with the Company or any Restricted Subsidiary or the assets were so acquired),

(d) any after-tax effect of gains or losses attributable to Dispositions or other dispositions or transfers of assets, in each case other than in the ordinary course of business and discontinued operations or disposal of discontinued operations, as determined in good faith by the Company,

(e) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in such Person’s consolidated financial statements (including to property, equipment, inventory and other assets) pursuant to GAAP resulting from the application of purchase accounting in relation to the Loan Documents and the transactions contemplated thereby or any consummated acquisition or the amortization or write-off of any amounts thereof (including the impact on net income (or loss) arising from mark-to-market adjustments with respect to earn-outs), net of taxes,

(f) (i) any non-cash compensation expense recorded from grants or periodic remeasurement of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges associated with the rollover, acceleration, or payout of capital stock by management of the Company in connection with the Initial ABL Closing Date Transactions, the Closing Date Transactions and (ii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Company,

(g) any after-tax effect of income (or loss) from the early extinguishment of obligations under Hedging Agreements or other derivative instruments, or Debt,

(h) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or law applicable to such Subsidiary, and

(i) accruals and reserves and gains, losses or charges with respect to, or relating to, the KPP Settlement Agreement and the completion and implementation of the transactions contemplated thereby and in relation thereto.

“Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means a control agreement with (a) the financial institution, at which any Loan Party maintains a deposit account (other than an Excluded Account) pursuant to which such financial institution shall agree with such Loan Party and the Agent to comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Loan Party, such agreement to be in form and substance reasonably satisfactory to the Agent, and (b) the applicable securities intermediary, at which any Loan Party maintains a securities account pursuant to which such securities intermediary shall agree with such Loan Party and the Agent to comply with the instructions of the Agent with respect to such securities and securities account without the further consent of such Loan Party.

“Convertible Note Debt” means the Debt of the Company and its Subsidiaries under the Convertible Note Documents.

“Convertible Note Documents” means the Convertible Notes and each other agreement, certificate, document, or instrument executed or delivered by the Company or its Subsidiaries with or in favor of the Convertible Noteholders.

“Convertible Noteholder” means any holder of a Convertible Note.

“Convertible Notes” means 5.0% convertible promissory notes, in an aggregate original principal amount of $25,000,000, issued by the Borrower.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 9.22 of this Agreement.

“Debt” of any Person means (excluding the current portion of accrued liabilities in the ordinary course of business), without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and accrued expenses and (ii) any earn-out obligations, except to the extent not paid after becoming due and payable or such obligations appear as a liability on the balance sheet of such Person in accordance with GAAP), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, but only to the extent of such Lien, and only to the extent of the lesser of the fair market value of the property secured by the Lien and the amount of Debt, (f) all guarantees by such Person of Debt set forth in subclauses (a)-(e) and (g)-(k), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the obligations of such Person in respect of any Hedging Agreement and (k) all Disqualified Stock of such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor (but only for the portion so liable). For purposes of determining Debt, (x) the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time and (y) in no event shall obligations under any Hedging Agreement be deemed “Debt” for calculating any financial ratio (or component thereof).

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as short term borrowings and long term debt on a Consolidated statement of financial position of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.08(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent, Issuing Bank or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) Issuing Bank pursuant to Section 2.04 to purchase a participation in a Letter of Credit, (b) any other Lender pursuant to Section 2.15 to purchase any participation owing to such other Lender and (d) the Agent or any Issuing Bank pursuant to Section 8.05 to reimburse the Agent or such Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.19(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Company that (i) such Lender has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a payment to an Issuing Bank in respect of an Issuance (each a “funding obligation”), (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or (v) such Lender has, or has a direct or indirect Parent Company that has, become the subject of a Bail-In Action. Any determination that a Lender is a Defaulting Lender under clauses (i) through (v) above will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Deposit Accounts” means any checking or other demand deposit account maintained by a Loan Party.

“Designated Jurisdiction” means a country or territory that is the subject of any Sanction (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Disclosure Statement” means that certain First Amended Disclosure Statement for Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 27, 2013.

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of related transactions, of any property (including any equity interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable; provided, that, for the avoidance of doubt, an issuance of equity interests is not a Disposition; provided, further, for the avoidance of doubt, that a non-exclusive license of intellectual property in the ordinary course of business shall be deemed not to be a Disposition.

“Disqualified Institution” means (i) those Persons identified to the Agent and the Lenders in writing on the Closing Date, and (ii) Competitors and their Affiliates that are not a Bona Fide Debt Fund identified to the Agent and the Lenders in writing (it being understood that the Company shall be permitted to supplement the list of Competitors and Affiliates in writing after the date hereof to the extent such supplemented Person becomes a Competitor (or an Affiliate of a Competitor) so long as such supplemented Person is not a Bona Fide Debt Fund). Any supplement shall be made available to the Lenders and shall become effective three (3) Business Days after delivery to the Agent. Notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Letter of Credit Obligations that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Letter of Credit Obligations or participations or other interest in the Letter of Credit Obligations.

“Disqualified Stock” means any equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) except as set forth in the proviso hereto, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 90th day after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any equity interest referred to in clause (a) above, in each case at any time prior to the 90th day after the Maturity Date; provided, that, (i) only the portion of the equity interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; (ii) if such equity interests are issued to any plan for the benefit of employees of any company or by any such plan to such employees, such equity interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by any company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (iii) such equity interest may by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) become mandatorily redeemable or redeemable at the option of the holder thereof upon the occurrence of a change of control or Disposition subject to payment in full in cash of all Obligations (other than contingent indemnification obligations not then due and owing).

“Document” means a document of title, as defined in the UCC.

“Dollar” or “$” means the lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means with respect to the Letter of Credit Facility (a) a Lender; (b) an Affiliate or branch of a Lender; and (c) any other Person approved by (i) the Agent, (ii) the Issuing Bank and (iii) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.08, the Company, in each case, such approval not to be unreasonably withheld or delayed (it being understood that a proposed assignee’s status as other than a financial institution shall be a reasonable basis for the Company to withhold its consent), provided, that, the (A) Company shall be deemed to have consented to such Person if the Company has not responded within five (5) Business Days of a request for such approval and (B) no Loan Party, Affiliate of a Loan Party or any Disqualified Institution shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health or safety as it relates to any Hazardous Materials or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, and safety as it relates to any Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense or cost, contingent or otherwise (including any liability for costs of Remedial Actions, or natural resource damages, administrative oversight costs, and indemnities), of or related to the Borrower or any Subsidiary (including any predecessor for whom the Borrower or any Subsidiary bears liability contractually or by operation of law) arising under or relating to any Environmental Law, including those resulting from or based upon (a) any compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment (including as related to indoor air quality) or (e) any of the foregoing for which liability is assumed or imposed by any contract or agreement.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” means (a)(i) the occurrence of a Reportable Event, within the meaning of Section 4043 of ERISA (except as may occur as a result of the transactions contemplated by the KPP Settlement Agreement solely to the extent that they relate to the transactions contemplated by the KPP Settlement Agreement that shall have been consummated within fifteen (15) days of the Initial ABL Closing Date), with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following thirty (30) days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA (except as may a occur as a result of the transactions contemplated by the KPP Settlement Agreement solely to the extent that (i) they relate to the transactions contemplated by the KPP Settlement Agreement that shall have been consummated within fifteen (15) days of the Initial ABL Closing Date and (ii) the Company and its Subsidiaries shall have no liability pursuant to Section 4062(e) following such consummation); (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” has the meaning specified in the definition of “Change of Control”.

“Excluded Account” means any and all of the (i) payroll, employee benefits, healthcare, escrow, fiduciary, defeasance, redemption, trust, tax and other similar accounts, (ii) “zero balance” accounts from which balances are swept daily to a Concentration Account, (iii) other accounts prohibited by applicable law from being pledged to, or having a security interest therein granted to, a third party, and (iv) other Deposit Accounts of the Loan Parties (other than Deposit Accounts and other accounts into which customer or other third party payments in respect of the Collateral are scheduled to be or regularly made) with the aggregate balance for all such accounts under this clause (iv) of less than $5,000,000.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any direct or indirect domestic Subsidiary of a direct or indirect Foreign Subsidiary, (c) any Captive Insurance Subsidiary, (d) any domestic Subsidiary that has no material assets other than equity interests in one or more CFCs (a “Qualified CFC Holding Company”), (e) any Foreign Subsidiary, (f) any direct or indirect Subsidiary of a CFC or Qualified CFC Holding Company, (g) any Unrestricted Subsidiary, (h) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations and (i) any other Subsidiary to the extent the Agent and Borrower agree that the provision of a Guaranty by such Subsidiary of the Obligations would result in a material adverse tax consequence; provided, that, notwithstanding the foregoing, any Subsidiary that provides a guarantee in respect of the Term Loan Documents, the ABL Credit Facility Documents or the Convertible Note Documents shall not be an Excluded Subsidiary hereunder.

“Excluded Swap Obligation” with respect to any Loan Party, means each Swap Obligation as to which, and only to the extent that, such Loan Party’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Loan Party does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Loan Party and all guarantees of Swap Obligations by other Loan Parties) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Loan Party.

“Existing Letters of Credit” means the letters of credit issued by Bank of America, N.A. for the account of Borrower listed on Schedule 1.01(e) hereto.

“FATCA” means Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent; provided, further, that in no event shall such rate be less than zero percent (0.0%).

“Financial Officer” of any Person (other than a natural person) means the chief financial officer, president, chief executive officer, treasurer or controller or any other officer of such Person designated or authorized by any of the foregoing.

“Fixed Charge Coverage Ratio” means, as determined on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters ending on such date minus the aggregate amount of any unfinanced Capital Expenditures paid during such period minus income taxes paid in cash (net of refunds received but not less than zero) during such period to (b) (i) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money during such period (excluding (1) additional interest in respect of the any debt securities, deferred or amortized financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees and (2) any original issue discount in respect of the Term Loan Debt, the Convertible Note Debt or any other Debt permitted hereunder); plus (ii) the aggregate amount of all scheduled principal payments (other than at final maturity); plus (iii) the aggregate amount of all cash dividend payments to holders of capital stock (including Disqualified Stock) of the Company (excluding any items eliminated or consolidated) on account of such capital stock; minus (iv) interest income for such period, as the case may be, in each case, of the Company and its Restricted Subsidiaries on a Consolidated basis.

“Fixed Charge Coverage Ratio Trigger Event” has the meaning specified in the ABL Credit Facility Agreement as in effect on the date hereof.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Forward-Looking Information” has the meaning specified in Section 4.01(t).

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“German Security Agreement” means any Collateral Document which is governed by German law.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or other, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case, with competent jurisdiction over such Person.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantors” means, collectively (a) each Subsidiary Guarantor, and (b) each Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations in accordance with Article VII or otherwise and “Guarantor” means any one of them.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“HMRC” means Her Majesty’s Revenue & Customs.

“Immaterial Subsidiary” means each Subsidiary designated by the Company to the Agent as an Immaterial Subsidiary on the Closing Date and thereafter, each Subsidiary of Company designated as an “Immaterial Subsidiary” pursuant to a certificate executed and delivered by a Responsible Officer of the Company to the Agent within sixty (60) days after the delivery of annual financial statements pursuant to Section 5.01(h)(ii) (certifying as to each of the items set forth in this definition), but not including the Company, (a) having total assets (as determined in accordance with GAAP) in an amount of seven and one-half (7.5%) percent or less of the Consolidated total assets of the Company and its Subsidiaries shown on such financial statements or (b) contributing seven and one-half (7.5%) percent or less to the Consolidated net sales of the Company and its Subsidiaries for the fiscal year most recently ended; provided, that, the total assets (as so determined) and net sales (as so determined) of all Immaterial Subsidiaries shall not exceed seven and one-half (7.5%) percent of the Consolidated total assets shown on the Consolidated financial statements of Company and its Subsidiaries, or seven and one-half (7.5%) percent of Consolidated net sales of the Company and its Subsidiaries as of the delivery of financial statements pursuant to Section 5.01(h)(ii). In the event that total assets of all Immaterial Subsidiaries exceed seven and one-half (7.5%) percent of Consolidated total assets of Company and its Subsidiaries, or the total contribution to Consolidated net sales of all Immaterial Subsidiaries exceeds seven and one-half (7.5%) percent of net sales for any such fiscal period for which financial statements have been delivered pursuant to Section 5.01(h)(ii), as the case may be, (i) the Company will designate certain Subsidiaries which shall no longer constitute Immaterial Subsidiaries and will no longer be Immaterial Subsidiaries until redesignated by the Company and (ii) to the extent not otherwise excluded as a Loan Party, shall comply with the provisions of Section 5.01(i) of this Agreement as if they were a new Subsidiary.

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial ABL Closing Date” means September 3, 2013.

“Initial ABL Closing Date Transactions” means, collectively, (a) the satisfaction and termination of the DIP ABL Credit Agreement and DIP Term Loan Credit Agreement and the Liens created in connection therewith (including the Cash Collateralization or backstopping of letters of credit thereunder), (b) the execution, delivery and performance of, the Credit Agreement, dated as of September 3, 2013, among the Borrower, the Guarantors, the banks, financial institutions and other institutional lenders and issuers of letters of credit from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, Barclays Bank PLC, as syndication agent, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders, (c) the consummation of the other transactions contemplated by the Chapter 11 Plan (except to the extent such transactions are waived in accordance with the terms of the Chapter 11 Plan) and the Confirmation Order and (d) all other related transactions including the payment of fees and expenses in connection therewith, it being understood that as of the Closing Date, the only Initial ABL Closing Date Transaction is the $14,000,000 reverse earnout payment to be made to account parties in connection with the sale of the Borrower’s DI/PI business.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning specified in Section 4.01(i).

“Intercreditor Agreements” means collectively (a) the Term Loan Intercreditor Agreement, (b) the Letter of Credit Facility Intercreditor Agreement, and (c) each other intercreditor agreement executed and delivered by the Agent in connection with the incurrence by the Company of Debt secured by other priority Liens in the Collateral to secure Debt permitted under Section 5.02(d)(xi) of the ABL Credit Facility Agreement; as such agreements may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Investment” by any Person means any purchase, holding or acquisition (including pursuant to any merger with any other Person that was not a wholly owned Subsidiary prior to such merger) of any equity interests in or evidence of Debt or other securities (including any option, warrant or other right to acquire any of the foregoing) of, the making of or permitting to exist any loans or advances to, the guarantee of any obligations of, or the making of or permitting to exist any investment or any other interest in, any other Person, or any purchase or other acquisition of (in one transaction or a series of related transactions) any assets of any other Person constituting a business unit.

“ISDA Definitions” means the 2006 ISDA Definitions (or successor definitional booklet for interest rate derivatives) published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means Bank of America, N.A. and such other Affiliate or branch of Bank of America, N.A. as it may from time to time designate for such purpose as to any Letter of Credit.

“KPP Settlement Agreement” means (a) the Stock and Asset Purchase Agreement; (b) the Settlement Agreement, among the Borrower, Kodak Limited, KPP Trustees Limited, Kodak International Finance Limited and Kodak Polychrome Graphics Finance UK Limited, each dated April 26, 2013; and (c) any related contract, agreement, deed and undertaking described in either of the foregoing to the extent entered into in conjunction with the consummation of the transactions and agreements contemplated therein; provided, that, the documents set forth in clauses (a) through (b) may be modified or amended from time to time, which agreements implement the KPP Global Settlement.

“LC Cash Collateral Account” means an interest bearing cash deposit account to be established and maintained by the Agent over which the Agent shall have sole dominion and control, upon terms as may be reasonably satisfactory to the Agent.

“LC Facility Cash Collateral” means all of the sums from time to time available to be drawn from in the LC Cash Collateral Account.

“LC Related Documents” has the meaning specified in Section 2.07(a).

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender Appointment Period” has the meaning specified in Section 8.07(a).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, winding up or similar proceeding, or a receiver, interim receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” has the meaning in the introductory paragraph hereto, and shall include Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.08.

“Letter of Credit” means any standby letter of credit or commercial letter of credit issued under the Letter of Credit Facility

“Letter of Credit Agreement” has the meaning specified in Section 2.02(a).

“Letter of Credit Availability” means the amount equal to (a) the LC Facility Cash Collateral minus (b) three percent (3%) of the Letter of Credit Obligations.

“Letter of Credit Commitment” means, with respect to Issuing Bank, the obligation of Issuing Bank to issue Letters of Credit for the account of the Company and its Subsidiaries up to the amount of the Letter of Credit Facility as such amount may be reduced time pursuant to Section 2.06, and in any event shall not be more than the amount of the Letter of Credit Facility and subject to the Letter of Credit Availability.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) $50,000,000 or (b) the aggregate amount of the Commitments, as such amount may be reduced pursuant to Section 2.06.

“Letter of Credit Facility Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Agent, ABL Credit Facility Agent, Borrowers and Guarantors, as the same may from time to time be amended, amended and restated, modified, or replaced.

“Letter of Credit Fee Rate” means 3.75% per annum.

“Letter of Credit Obligations” means, at any time, the sum of (a) the Available Amount of all Letters of Credit issued and outstanding and, without duplication, and (b) the aggregate amount of all amounts drawn under Letters of Credit that have not been reimbursed by the Company.

“Letter of Credit Priority Collateral” means “LC Priority Collateral” as such term is defined in the Term Loan Intercreditor Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that, in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien; provided, further, that Liens shall not include any license, sublicense, release, immunity or covenant not to sue or with respect to intellectual property (including any Intellectual Property).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) Collateral Documents, (d) all Intercreditor Agreements, and (e) each Letter of Credit Agreement and LC Related Document, and each other document and instrument delivered in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means Borrower and Guarantors.

“Loan Party Materials” has the meaning specified in Section 5.01(h).

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material First-Tier Foreign Subsidiary” means any Foreign Subsidiary or Qualified CFC Holding Company that is owned directly by or on behalf of the Borrower or any Guarantor and is not an Immaterial Subsidiary.

“Material Subsidiary” means any Restricted Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means the earliest of: (a) February 26, 2024, (b) the termination of the ABL Credit Facility (or any Permitted Refinancing thereof), (c) the date that is ninety-one (91) days prior to the final maturity date under the Term Loan Agreement (or any Permitted Refinancing thereof), (d) the date that is ninety (90) days prior to the final maturity under the Convertible Note Documents (or any Permitted Refinancing thereof), (e) the date that is ninety-one (91) days prior to the date required for the redemption of the Series B Preferred Stock, or (f) the date that is ninety-one (91) days prior to the date required for the redemption of the Series C Preferred Stock.

“Maximum Rate” has the meaning specified in Section 2.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters for which financial statements have been delivered or are required to be delivered (or, with respect to determinations to be made prior to the delivery of the first set of financial statements, the most recently completed four fiscal quarters ended at least thirty (30) days prior to the Closing Date).

“Minimum Liquidity” means unrestricted cash and Cash Equivalents of the Loan Parties in one or more deposit accounts or securities accounts in the United States, in each case, that is subject to ta Control Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Extension Notice Date” has the meaning specified in Section 2.02(e).

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, or such other form agreed to by the Agent, in each case, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Letter of Credit Obligations owing to such Lender.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Obligations” means all liabilities and obligations of every nature of each Loan Party from time to time owed to the Agent, the Issuing Bank and Lenders or any of them under the Loan Documents, including the Letter of Credit Obligations, together with all fees, costs, and expenses, liabilities, obligations, covenants, indemnities, and duties of, the Borrower or any other Loan Party arising under this Agreement, any other Loan Document or otherwise with respect to any Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including fees, costs, expenses, indemnities and other amounts which, but for the filing of a petition or other proceeding in an Insolvency Proceeding with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such amounts in the Insolvency Proceeding.

“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Parallel Debt” has the meaning specified in Section 8.14(a).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning specified in Section 9.08(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Agreements” means defined benefit pension plans and defined benefit postretirement plans as defined by Accounting Standards Codification 715, Compensation—Retirement Benefits.

“Permitted Acquisition” has the meaning set forth in the ABL Credit Facility Agreement as in effect on the date hereof.

“Permitted Holders” means any person or group of persons which includes any of Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited, Deseret Mutual Pension Trust, George Karfunkel, Renee Karfunkel, George Karfunkel Family LLC, Congregation Chemdas Yisroel, Chesed Foundation of America, Marneu Holding Company, Moses Marx, Phillippe Katz, K.F. Investors LLC, United Equities Commodities Company, Momar Corporation, 111 John Realty Corporation and any Lender and any Affiliate of any of the foregoing; provided that (a) a group consisting of Permitted Holders may include any person that forms a group with the persons set forth above and (b) after giving effect to the acquisition of Voting Stock by such person, the persons listed above beneficially own in the aggregate, directly or indirectly, a majority of the aggregate ordinary voting power of all persons in such group.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Debt of such Person; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable and customary amounts paid, and customary fees and expenses reasonably incurred (including underwriting, arrangement or placement fees, discounts and commissions), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension (i) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) has no scheduled amortization or payments of principal prior to ninety-one (91) days after the Termination Date or, if the Debt being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such currently scheduled amortization or payments of principal; (c) if the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Debt are, either (i) customary for similar debt securities or bank financings in light of then-prevailing market conditions (it being understood that such Debt shall not include any financial maintenance covenants unless such financial covenant is added to this Agreement for the benefit of Lenders or does not take effect until after the Maturity Date and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended (provided, that, a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five (5) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Company of its objection during such five (5) Business Day period); (e) any such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor, or a successor to the obligor or guarantor, on the Debt being modified, refinanced, refunded, renewed, replaced or extended unless otherwise permitted hereunder; (f) any such modification, refinancing, refunding, renewal, replacement, exchange or extension of the Term Loan Agreement shall be subject to (and the holders of, and agents and/or trustees in respect of, any such

Debt shall be bound by) the Term Loan Intercreditor Agreement; (g) any such modification, refinancing, refunding, renewal, replacement, exchange or extension of the ABL Credit Facility Agreement shall be subject to (and the holders of, and agents and/or trustees in respect of, any such Debt shall be bound by) the Letter of Credit Facility Intercreditor Agreement; and (h) at the time of entry into such Agreement, no Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 5.01(h).

“Post-Petition Interest” has the meaning specified in Section 7.06(b).

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which the Agent or the Issuing Bank have in good faith reasonably determined and notified the Company that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a rating for any class of its long-term senior unsecured debt lower than BBB- by S&P and Baa3 by Moody’s. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), the Issuing Bank, as the case may be, in their sole discretion acting in good faith and upon consultation with the Company. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Pre-Adjustment Successor Rate” has the meaning specified in Section 2.26.

“Primary Currency” has the meaning specified in Section 9.17(b).

“Projections” has the meaning specified in Section 5.01(h)(viii).

“Public Lender” has the meaning specified in Section 5.01(h).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 9.22 of this Agreement.

“Qualified ECP” means a Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all Leases, tenancies, and occupancies thereof.

“Received Amount” has the meaning specified in Section 8.14(d).

“Register” has the meaning specified in Section 9.08(e).

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Company and its Restricted Subsidiaries on the Closing Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, partners and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means (a) all actions taken under any Environmental Law to (i) clean up, remove, remediate, contain, treat, monitor, assess or evaluate Hazardous Materials present in, or threatened to be Released into, the environment, (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities or (b) any response actions authorized by 42 U.S.C. 9601 et seq. or analogous state law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than (a) those events as to which notice is waived pursuant to 29 C.F.R. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future) or (b) except as may occur as a result of the transactions contemplated by the KPP Settlement Agreement so long as the Borrower and its Subsidiaries have no liability with respect thereto and only with respect to the portion of the transactions contemplated by the KPP Settlement Agreement that have not been consummated as of the Initial ABL Closing Date.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the sum of (a) the aggregate Unused Commitments at such time and (b) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed held by such Lender for purposes of this definition); provided, that, (i) if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (for the avoidance of doubt such exclusion shall apply to both the numerator and denominator) (A) the Unused Commitment of such Lender at such time and (B) the Letter of Credit Obligations held or deemed held by such Lender at such time and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, general counsel, executive vice president, secretary, assistant secretary, treasurer, assistant treasurer or controller (or any affiliate or subsidiary party the foregoing) of a Loan Party. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning specified in Section 5.02(h).

“Restricted Subsidiary” means each Subsidiary of Loan Parties that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions Governmental Authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.26.

“Secured Debt” means, without duplication, the aggregate principal amount of Debt for Borrowed Money secured by a Lien on assets of the Company and its Restricted Subsidiaries determined on a Consolidated basis.

“Secured Obligations” means the “Secured Obligations”, as defined in the Security Agreement.

“Secured Parties” means, collectively, the Agent, each Lender and Issuing Bank.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, made by Borrower and each Guarantor in favor of Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Series A Preferred Certificate of Designations” means the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Borrower setting forth the terms of the Series A Preferred Stock to be delivered to the Agent upon execution thereof in the form provided to the Agent and the Lenders on the date of Amendment No. 1 (for the avoidance of doubt, without giving effect to any subsequent amendments, supplements or other modifications).

“Series A Preferred Stock” has the meaning specified in the definition of “Series A Preferred Stock Issuance.

“Series A Preferred Stock Issuance” means the issuance of the Borrower’s 5.50% Series A Convertible Preferred Stock, no par value (the “Series A Preferred Stock”), to Southeastern Asset Management, Inc. and certain other investors (collectively, the “Purchasers”) on or prior to the Amendment No. 1 Effective Date in a private placement exempt from registration under the Securities Act of 1933, as amended; provided that (a) the Series A Preferred Stock shall (i) have a liquidation preference of $100 per share and (ii) be convertible into shares of the Borrower’s common stock, par value $0.01 per share, at the option of the Purchaser or upon the occurrence of certain events set forth in the Series A Preferred Certificate of Designations, (b) the aggregate liquidation preference of such Series A Preferred Stock shall not exceed $210,000,000, (c) cash dividends paid on such Series A Preferred Stock shall not exceed the amount set forth in the Series A Preferred Certificate of Designations and (d) all other terms of the Series A Preferred Stock and the Series A Preferred Stock Issuance shall be as set forth in the Series A Preferred Certificate of Designations.

“Series B Preferred Certificate of Designations” means the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Borrower setting forth the terms of the Series A Preferred Stock to be delivered to the Agent upon execution thereof in the form provided to the Agent and the Lenders on the Closing Date (for the avoidance of doubt, without giving effect to any subsequent amendments, supplements or other modifications).

“Series B Preferred Stock” has the meaning specified in the definition of “Series B Preferred Stock Issuance.

“Series B Preferred Stock Issuance” means the issuance of the Borrower’s 4.00% Series B Convertible Preferred Stock, no par value (the “Series B Preferred Stock”), on or prior to the Closing Date in a private placement exempt from registration under the Securities Act of 1933, as amended.

“Series C Preferred Stock” has the meaning specified in the definition of “Series C Preferred Stock Issuance.

“Series C Preferred Stock Issuance” means the issuance of the Borrower’s 5.00% Series C Convertible Preferred Stock, no par value (the “Series C Preferred Stock”), within forty-five (45) days after the Closing Date (or such later date as Agent may agree) in a private placement exempt from registration under the Securities Act of 1933, as amended.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured; (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of the date hereof and as proposed to be conducted following the Closing Date; and (d) such Person and its Subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Collateral” has the meaning specified in the Security Agreement.

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 7.08).

“Specified Transaction” means (a) any incurrence or repayment of Debt (other than for working capital purposes) or Investment that results in a Person becoming a Subsidiary, (b) any Permitted Acquisition, (c) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Company, (d) any Disposition having an aggregate consideration in excess of $5,000,000 (other than Dispositions in the ordinary course of business), (e) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (f) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance herewith.

“Stock and Asset Purchase Agreement” means the Amended and Restated Stock and Asset Purchase Agreement, dated August 31, 2013, among the Borrower, Qualex Inc., Kodak (Near East) Inc., as sellers and KPP Trustees Limited.

“Subordinated Obligations” has the meaning specified in Section 7.06.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Company. A “Subsidiary” shall not include any variable interest entity.

“Subsidiary Guarantor” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) Subsidiaries of the Company organized under the laws of a state of the United States of America as listed on Part A of Schedule II hereto (other than Excluded Subsidiaries) and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Supported QFC” has the meaning specified therefor in Section 9.22 of this Agreement.

“Swap Obligations” means with respect to a Loan Party, its obligations under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” has the meaning specified in Section 2.14(a).

“Termination Date” means the earlier of (a) the Maturity Date, or (b) the date of termination in whole of the Commitments pursuant to Section 2.06, 6.01 or 9.16(b).

“Term Loan Agent” means Alter Domus (US) LLC in its capacity as administrative agent pursuant to the Term Loan Documents, and its successors, assigns or any replacement agent appointed pursuant to the terms of the Term Loan Agreement.

“Term Loan Agreement” means (i) the Credit Agreement, dated as of the hereof, among the Company, as borrower, the lenders from time to time parties thereto, and Term Loan Agent, as it may be amended, restated, refinanced, replaced or otherwise modified from time to time and (ii) any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (in each case whether through one or more credit facilities or other debt issuances pursuant to the agreement set forth in subclause (i) or any other agreement, contract or indenture, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof) to the extent permitted by this Agreement and the Term Loan Intercreditor Agreement.

“Term Loan Debt” means the Debt of the Company and its Subsidiaries under the Term Loan Agreement.

“Term Loan Documents” means the Term Loan Agreement, and each other agreement, certificate, document, or instrument executed or delivered by the Company or its Subsidiaries to the Term Loan Agent or any lender thereunder in connection therewith, whether prior to, on, or after the closing of the Term Loan Agreement, and any and all renewals, extensions, amendments, modifications, refinancings or restatements of any of the foregoing.

“Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Agent, ABL Credit Facility Agent, Term Loan Agent, the Company and Guarantors, as the same may from time to time be amended, amended and restated, modified, or replaced.

“Term Loan Priority Collateral” has the meaning set forth in the Term Loan Intercreditor Agreement.

“TMM Assets” has the meaning set forth in the Stock and Asset Purchase Agreement.

“Total Assets” means, as of any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries most recently delivered by the Company pursuant to Section 5.01 on or prior to such date of determination.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Pension Scheme” means the retirement benefits scheme known as the Kodak Pension Plan.

“UK Pensions Regulator” means the Pensions Regulator established in the United Kingdom pursuant to the Pensions Act of 2004.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “US” mean the United States of America.

“Unrestricted Subsidiary” has the meaning specified in the ABL Credit Facility Agreement as in effect on the date hereof.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all amounts funded by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all Letters of Credit outstanding at such time.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 9.22 of this Agreement.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”). If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (b) the Borrower shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof).

SECTION 1.04. Reserved.

SECTION 1.05. Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Available Amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any LC Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II) or in any other Loan Document to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars to the extent necessary to give effect to the intent of this Agreement, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the exchange rate for the purchase of such currency with Dollars as quoted by the Agent.

SECTION 1.07. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, Consolidated EBITDA and the Fixed Charge Coverage Ratio (except in each case with respect to any transaction contemplated by the KPP Settlement Agreement) shall be calculated in the manner prescribed by this Section 1.07 for purposes other than in connection with the compliance of Section 5.03 hereof.

(b) For purposes of calculating Consolidated EBITDA and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Debt in connection therewith) that have been made (i) during the applicable Measurement Period and (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.07 (but for the avoidance of doubt, not in connection with the calculation of Consolidated EBITDA and the Fixed Charge Coverage Ratio required under Section 5.03).

(c) Whenever pro forma effect is to be given to a Specified Transaction for purposes of this Section 1.07, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies actually realized as of the date of such pro forma calculation (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Debt included in the calculations of the Fixed Charge Coverage Ratio (other than Debt incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Measurement Period and (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Debt, to the extent required, as if the same had occurred on the first day of the applicable Measurement Period.

SECTION 1.08. Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other type of entity under Delaware law, or an allocation of assets to a series of a limited liability company or other type of entity under Delaware law (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or other type of entity under Delaware law shall constitute a separate Person hereunder.

ARTICLE II

AMOUNTS AND TERMS OF THE LETTERS OF CREDIT

SECTION 2.01. The Letters of Credit. Issuing Bank agrees, on the terms and conditions hereinafter set forth, and in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue or continue standby Letters of Credit for the account of the Company and its Subsidiaries from time to time on any Business Day during the period from the Closing Date until thirty (30) days before the Termination Date in an aggregate Available Amount not to exceed (i) for all Letters of Credit at any time the lesser of (A) the Letter of Credit Facility or (B) the Letter of Credit Availability at such time, (ii) for all Letters of Credit issued by Issuing Bank at any time such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than five (5) Business Days before the Termination Date. Within the limits referred to above, the Company may from time to time request the Issuance of Letters of Credit under this Section 2.01. Notwithstanding anything to the contrary contained herein, only standby Letters of Credit shall be issued hereunder, unless otherwise expressly hereafter agreed by Issuing Bank. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for all purposes hereof will be deemed to have been issued on the Closing Date.

SECTION 2.02. Issuance of Letters of Credit.

(a) Each Letter of Credit shall be issued upon notice, given not later than 11:00 a.m. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as Issuing Bank may agree), by the Company to Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Company of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), specifying therein (A) the requested date of such Issuance (which shall be a Business Day), (B) the Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than five (5) Business Days before the Termination Date), (D) the name and address of the beneficiary of such Letter of Credit, (E) the form of such Letter of Credit, and that such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Company shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”) and (F) such other matters as Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Notice of Issuance shall specify in form and detail reasonably satisfactory to Issuing Bank, (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment and (D) such other matters as Issuing Bank may require. Additionally, the Company shall furnish to the Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as Issuing Bank or the Agent may require. If the requested form of such Letter of Credit is acceptable to Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Company at its office referred to in Section 9.02 or as otherwise agreed with the Company in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain Issuing Bank from issuing the Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Issuing Bank in good faith deems material to it; (B) except as otherwise agreed by the Agent and Issuing

Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit; (iii) the Letter of Credit is to be denominated in a currency other than Dollars; (iv) any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.19(f)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion; (v) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or (vi) if after giving effect to the issuance of such Letter of Credit, the Available Amount of all then outstanding Letters of Credit would exceed the lesser of the Letter of Credit Availability or the Letter of Credit Facility.

(c) Issuing Bank shall not amend or continue any Letter of Credit if Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended or continued form under the terms hereof.

(d) Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in Article VIII with respect to any acts taken or omissions suffered by Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VIII included Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

(e) If the Borrower so requests in an applicable Notice of Issuance, the Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve month period commencing with the date of issuance of such Letter of Credit by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to a date not later than the expiration date of such Letter of Credit; provided, however, that the Issuing Bank shall not permit any such extension if (i) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (A) from the Agent that the Required Lenders have elected not to permit such extension or (B) from the Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each case directing the Issuing Bank not to permit such extension.

(f) Issuing Bank shall not have any obligation to issue any Letter of Credit hereunder if the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension thereof (without giving effect to any auto-extension features).

(g) Issuing Bank shall not have any obligation to issue any Letter of Credit hereunder if the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension thereof (without giving effect to any auto-extension features).

(h) Letter of Credit Reports. Upon Agent’s request, Issuing Bank shall furnish (A) to the Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by Issuing Bank.

(i) Applicability of ISP and UCP. Unless otherwise expressly agreed by Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse Issuing Bank hereunder for any and all drawings under such Letter of Credit and all other Letter of Credit Obligations related thereto. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.03. Reimbursement; Additional LC Cash Collateral; Release of LC Cash Collateral.

(a) If Issuing Bank makes a payment under a Letter of Credit, the Borrower shall pay to the Issuing Bank the amount paid by Issuing Bank on or before the Business Day after the Business Day on which such Letter of Credit Disbursement is made, together with any taxes, reasonable fees, charges or other reasonable costs or expenses incurred by the Issuing Bank in connection with such payment. In the event that Issuing Bank does not receive such payment, Issuing Bank shall apply (and, without prejudice to its obligations hereunder, the Borrower hereby authorizes and directs the Issuing Bank to apply) funds in the LC Cash Collateral Account to reimburse the Issuing Bank for all of the amounts paid by Issuing Bank in respect of a Letter of Credit. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the LC Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank to the extent permitted by applicable law. If no such funds are available from the LC Cash Collateral Account, including by operation of any stay or other injunction prohibiting or limiting the Issuing Bank from applying such funds, interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable until payment in full at the applicable interest rate as provided in Section 2.08. If no such funds are available from the LC Cash Collateral Account, each such payment shall be made to the Issuing Bank at its address for notices specified herein in Dollars and in immediately available funds.

(b) If at any time the Issuing Bank determines that any funds held in the LC Cash Collateral Account are subject to any Lien, right or claim of any Person other than the Issuing Bank, Agent and the Lenders, and other than any subordinate Lien that is subject to an intercreditor agreement between Agent and the holder of such Lien on terms and conditions satisfactory to Agent, or any claim that is junior in priority subject to an intercreditor agreement between Agent and the holder of such claim on terms and conditions satisfactory to Agent, or that the total amount of such funds is less than the amount equal to one hundred three percent (103%) of the aggregate amount of the Letter of Credit Obligations, then the Borrower will, within one (1) Business Day of demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the LC Cash Collateral Account, such amount that is required so that the amount of the LC Cash Collateral that the Agent determines to be free and clear of any such Lien, right or claim is equal to one hundred three percent (103%) of the aggregate amount of the Letter of Credit Obligations.

(c) The Company may request from time to time that Agent release amounts available in the LC Cash Collateral Account; provided, that, (i) Agent shall have received a release notice in the form annexed hereto as Exhibit E signed by a Responsible Officer of the Company, (ii) on the date of, and after giving effect to, any such release of such amounts, which shall not be sooner than three (3) Business Days after receipt by Agent of such release notice, (A) no Default or Event of Default shall exist or have occurred and be continuing, and (B) the aggregate amounts in the LC Cash Collateral Account shall be not less than one hundred three percent (103%) of the aggregate amount of the then outstanding Letter of Credit Obligations.

SECTION 2.04. Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Company hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by Issuing Bank and not reimbursed by the Company on the date funded, or of any reimbursement payment required to be refunded to the Company for any reason, which amount will be advanced, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Letter of Credit Obligations on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided, that, notice of such demand is given not later than 11:00 a.m. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Obligations available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Commitment is amended pursuant to an assignment in accordance with Section 9.08 or otherwise pursuant to this Agreement.

SECTION 2.05. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each applicable Lender a commitment fee on the aggregate amount of such Lender’s Unused Commitment) from the Closing Date until the Termination Date calculated by multiplying such Lender’s Unused Commitment by the Applicable Percentage in effect from time to time, payable in arrears monthly on the first day of each calendar month and on the Termination Date; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees.

(i) The Borrower shall pay to the Agent for the account of each applicable Lender (other than a Defaulting Lender) a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Letter of Credit Fee Rate in effect from time to time during such calendar quarter, payable in arrears monthly on the first day of each calendar month, and on the Termination Date; provided, that, the Letter of Credit Fee Rate shall be deemed to be 200 basis points above the Letter of Credit Fee Rate in effect if the Borrower is required to pay default interest pursuant to Section 2.08(b).

(ii) The Borrower shall pay to Issuing Bank, for its own account, a fronting fee of 0.25% of the face amount of all Letters of Credit issued by Issuing Bank and outstanding from time to time, payable in arrears monthly on the first day of each calendar month and on the Termination Date and such other customary commissions, issuance fees, transfer fees and other customary fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and Issuing Bank shall agree.

SECTION 2.06. Termination or Reduction of the Commitments.

(a) Optional. The Borrower shall have the right at any time and without penalty, upon at least three (3) Business Days’ notice to the Agent, to terminate in whole or permanently reduce in part the Unused Commitments; provided, that, each partial reduction (i) shall be in an aggregate amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof, (ii) shall be made ratably among the Lenders in accordance with their Commitments, and (iii) after giving effect to any such reduction, the Letter of Credit Obligations shall not exceed the aggregate amount of the Commitments as so reduced.

(b) Mandatory. Unless previously terminated, the Commitments and the Letter of Credit Commitment shall automatically terminate on the Maturity Date.

SECTION 2.07. Letter of Credit Drawings. The obligations of the Company hereunder and under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof, including, without limitation, pursuant to Section 9.14):

(a) any lack of validity or enforceability of this Agreement or any Note, or of any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (such Letter of Credit Agreement, Letter of Credit and related instruments or instruments being, collectively, the “LC Related Documents”);

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower in respect of any LC Related Document or any other amendment or waiver of or any consent to departure from all or any of the LC Related Documents;

(c) the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the LC Related Documents or any unrelated transaction;

(d) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(f) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the LC Related Documents; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

SECTION 2.08. Interest on Letter of Credit Obligations.

(a) Scheduled Interest. Borrower shall pay interest on the unpaid amount of the Letter of Credit Obligations to Agent for the account of Issuing Bank (or each Lender as the case may be) from the date of such Letter of Credit Obligation until such amount shall be paid in full, at the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears monthly on the first day of each calendar month or earlier upon demand and in any event on the Termination Date.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require and notify the Borrower to pay interest (“Default Interest”) on (i) the unpaid amount of the Letter of Credit Obligations owing to Issuing Bank (or each Lender as the case may be), payable on demand at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid under Section 2.08(a) above provided, that, following acceleration of the Letter of Credit Obligations pursuant to Section 6.01, Default Interest shall accrue and be immediately payable hereunder whether or not previously required by the Agent.

SECTION 2.09. Maximum Interest Rates. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Obligations or, if it exceeds such unpaid principal, refunded to the Borrower, as applicable. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 2.10. Reserved.

SECTION 2.11. Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Letter of Credit Obligations or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes (which for purposes of this exclusion shall include withholding taxes that are excluded from Taxes pursuant to Sections 2.14(a) and (e)) or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) A Lender will only be entitled to such compensation if such Lender provides a certificate to the Agent and the Company setting forth in reasonable detail (i) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) stating that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment. Such certificate, when delivered to the Company, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11(c) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, Borrower shall not be required to compensate a Lender or the Agent pursuant to this Section 2.11(c) for any increased costs or reductions incurred more than one hundred twenty (120) days prior to the date that such Lender or the Agent notifies the Company of the change in law giving rise to such increased costs or reductions and of such Lender’s or the Agent’s intention to claim compensation therefor; provided, further, that, if the change in law giving rise to such increased costs or reductions is retroactive, then the one hundred twenty (120) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12. Reserved.

SECTION 2.13. Payments and Computations.

(a) The Borrower shall make each payment hereunder without condition or deduction for any right of counterclaim, defense, recoupment or set-off, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of three hundred sixty (360) days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, the Agent may assume that Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) Subject to Section 2.03 and 6.04, if the Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the Borrower does not direct, the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds ratably to the outstanding Obligations, (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of unreimbursed amounts drawn under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such Letter of Credit obligations then due to such parties.

(g) Except to the extent a time of payment of, or period within which payment is required in respect of, any amount payable hereunder or under any of the other Loan Documents is specified in any Loan Document, all amounts payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest, fees, costs, expenses and other amounts payable hereunder or under any of the other Loan Documents when due and payable to the loan account, provided, that, interest and fees. Any interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document that are charged to a loan account shall thereupon constitute Obligations hereunder and shall initially accrue interest at the rate provided for herein. Agent shall have the right at any time and from to time to time to deduct all amounts at any time charged to the loan account from the LC Cash Collateral Account for payment thereof.

SECTION 2.14. Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Lender, any Arranger or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, remittances, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, Arranger and the Agent (i) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender, Arranger or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (ii) any amounts required to be withheld under FATCA that would not have been imposed but for the failure of the Agent, Arranger or Lender, as applicable, to satisfy the applicable requirements of FATCA, and (iii) any amounts that are required to be withheld as a result of a Lender’s failure to comply with the requirements of paragraph (e) or (j) of this Section (all such non-excluded taxes, levies, imposts, deductions, remittances, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct, remit or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, any Arranger or the Agent, (i) the sum payable to such Loan Party shall be increased as may be necessary so that after making all required deductions, remittances or withholdings (including deductions applicable to additional sums payable under this Section 2.14), such Lender, Arranger or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted, remitted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify Issuing Bank, each Lender, Arranger and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid or remitted by Issuing Bank, such Lender, Arranger or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date Issuing Bank, such Lender, Arranger or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d) Within thirty (30) days after the date of any payment of taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement on or prior to the designation of any different Applicable Lending Office and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI or (in the case of a Lender that has certified in writing to the Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a CFC related to any Loan Party (within the meaning of Section 864(d)(4) of the Code)), Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United

States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Closing Date by Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information, except directly to a Governmental Authority or other Person subject to a reasonable confidentiality agreement. In addition, upon the written request of the Company, any other certification, identification, information, documentation or other reporting requirement shall be delivered if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless Borrower shall have agreed in writing to indemnify Lender or the Agent for such costs.

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States of America by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such Lender whole, such Lender shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit; provided, that, the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to any Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such amount to such Governmental Authority.

(i) If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent, the relevant Arranger or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax. Nothing in this Section 2.14(i) shall require the Agent, any Arranger or any Lender to disclose the contents of its tax returns or other confidential information to any Person.

(j) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Loan Party and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Loan Party or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Loan Party or the Agent as may be necessary for the applicable Loan Party and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding taxes imposed under FATCA, from and after the Closing Date, the Loan Parties and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.15. Sharing of Payments, Etc. Without expanding the rights of any Lender under this Agreement and, except as otherwise expressly provided in Section 6.04, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Letter of Credit Obligations owing to it in excess of its ratable share (according to the proportion of (i) the amount of such Letter of Credit Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Letter of Credit Obligations due and payable at such time to all Lenders hereunder) of payments on account of the Letter of Credit Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Letter of Credit Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered> The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such participation.

SECTION 2.16. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from the Letter of Credit Obligations owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Letter of Credit Obligations. Borrower agrees that upon notice by any Lender to Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Letter of Credit Obligations owing to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to the order of such Lender in an amount up to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.08(e) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Letter of Credit Obligations, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of Borrower under this Agreement with respect to Letter of Credit Obligations made and not repaid.

SECTION 2.17. Use of Proceeds. On and after the Closing Date, the proceeds of the Letters of Credit shall be used to finance ongoing working capital needs and general corporate purposes of the Borrower.

SECTION 2.18. Reserved.

SECTION 2.19. Defaulting Lenders.

(a) Reserved.

(b) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent, the Issuing Bank or other applicable Lenders and (iii) Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lenders and, if the amount of such payment made by Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lenders, in the following order of priority:

(i) first, to the Agent for any Defaulted Amount then owing to the Agent in its capacity as Agent; and

(ii) second, to the Issuing Bank for any Defaulted Amounts then owing to it, in its capacity as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank; and

(iii) third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.19.

(c) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Amount and (iii) Borrower, the Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then Borrower or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with the Agent, in the name and under the control of the Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Agent’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c). The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any amounts required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder in its capacity as Agent;

(ii) second, to the Issuing Bank for any amounts then due and payable to it hereunder, in such capacity, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Bank;

(iii) third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

(iv) fourth, to the Company, as applicable for any amounts then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender shall be distributed by the Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Defaulted Amount.

(e) Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Company’s request that it cure such default, the Company shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding participations owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents, and such Lender’s Commitment hereunder shall be terminated immediately thereafter.

(f) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Ratable Share” of each Non-Defaulting Lender under the Letter of Credit Facility shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that: (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the applicable Commitment of that Non-Defaulting Lender minus (2) the aggregate Ratable Share of the Letter of Credit Obligations of that Lender.

(g) Issuing Bank, may, by notice to the Company and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the Borrower to Cash Collateralize the obligations of Borrower to Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Agent, and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(h) If Borrower Cash Collateralizes any portion of a Defaulting Lender’s or a Potential Defaulting Lender’s exposure with respect to an outstanding Letter of Credit, Borrower shall not be required to pay any fees under Section 2.05 to any Defaulting Lender or Potential Defaulting Lender that is a Lender at any time when the Letter of Credit is so Cash Collateralized.

(i) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to settle on participations pursuant to Sections 2.04, the “Ratable Share” of each Non-Defaulting Lender under the Letter of Credit Facility shall be computed without giving effect to such obligation of that Defaulting Lender

SECTION 2.20. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have (i) become a Defaulting Lender under Section 2.19, (ii) requested compensation from the Borrower under Section 2.14 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.11 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (iii) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, , then, in any case, the Company or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Agent) for the Affected Lender to assign at par, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.08 which the

Company or the Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all amounts owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 9.08. The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided, that, upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

SECTION 2.21. Reserved.

SECTION 2.22. Reserved.

SECTION 2.23. Reserved.

SECTION 2.24. Obligations of Lenders Several. The obligations of the Lenders hereunder to fund participations in Letters of Credit and to make payments are several and not joint. The failure of any Lender to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to purchase its participation or to make its payment hereunder.

SECTION 2.25. Reserved.

SECTION 2.26. Reserved.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall be effective upon the satisfaction or waiver of the following conditions precedent in the determination of Agent:

(a) The Agent shall have received executed counterparts to this Agreement from the Company, each other Loan Party and each Lender;

(b) Receipt by Agent of projected balance sheets, income statements, statements of cash flows and availability of Borrower and its Restricted Subsidiaries giving effect to the ABL Credit Facility, the Term Loan Facility and the other Transactions, covering the term of the Letter of Credit Facility, which projections shall be on a monthly basis for the twelve-month period following the Closing Date, a quarterly basis for the twelve-month period thereafter and on an annual basis thereafter for the term of the Letter of Credit Facility, in each case with the results and assumptions in all of such projections in form and substance satisfactory to Agent.

(c) Execution and delivery of all Loan Documents by the parties thereto and including: (i) customary legal opinions, (ii) customary evidence of authority from each Loan Party, (iii) customary officer’s certificates from each Loan Party, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, and (v) lien searches with respect to each Loan Party. Agent, for the benefit of itself, Lenders, and Issuing Bank, shall hold perfected, security interests in and liens upon the Collateral in the order of priority set forth in the Term Loan Intercreditor Agreement and Letter of Credit Facility Intercreditor Agreement, and Agent shall have received such evidence of the foregoing as it reasonably requires.

(d) Agent shall have received evidence that Borrower has entered into the ABL Credit Facility, which shall be on terms and conditions reasonably satisfactory to Agent and Lenders, and certain of the letters of credit under the ABL Credit Facility shall be deemed to be Letters of Credit under the Letter of Credit Facility as Agent may determine.

(e) Agent shall have received evidence that Borrower has entered into the Term Loan Facility, which shall be on terms and conditions reasonably satisfactory to Agent and Lenders, and Borrower shall have received not less than $225,000,000 in proceeds of loans under the Term Loan Facility.

(f) Agent shall have received correct and complete copies of each of the Convertible Note Documents, as duly authorized, executed and delivered by the parties thereto, each in form and substance reasonably satisfactory to Agent, and the Convertible Notes shall be issued and effective.

(g) Agent shall have received, in form and substance reasonably satisfactory to Agent, the Term Loan Intercreditor Agreement, as duly authorized, executed and delivered by the parties thereto;

(h) Agent shall have received, in form and substance reasonably satisfactory to Agent, the Letter of Credit Facility Intercreditor Agreement, as duly authorized, executed and delivered by the parties thereto;

(i) Agent shall have received (i) evidence that (A) $100,000,000 of the Series A Preferred Stock have been redeemed and cancelled and (B) the remaining balance of the Series A Preferred Stock have been exchanged for Series B Preferred Stock, such that after giving effect to such redemption and such exchange, Borrower has no further obligations or liabilities in respect of the Series A Preferred Stock and (ii) the agreements and documents providing for the redemption of the Series A Preferred Stock and relating to the Series B Preferred Stock Issuance, in each case which shall be on terms and conditions satisfactory to Agent..

(j) The opening Excess Availability (as defined in the ABL Credit Facility Agreement) at closing after the application of proceeds of the initial funding under the ABL Credit Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date, shall be not less than $25,000,000.

(k) Agent shall have received not less than the amount equal to one hundred three percent (103%) of the Existing Letters of Credit that are deemed to be Letters of Credit on the Closing Date in immediately available funds for credit to the LC Cash Collateral Account.

(l) No Default or Event of Default under any of the Loan Documents shall exist. No material adverse change in the business, operations, profits, assets or prospects of Loan Parties shall have occurred since September 30, 2020.

(m) Arranger, Agent and Lenders shall have received the payment of all fees required to be paid on the Closing Date under the terms hereof or otherwise under the Loan Documents. Agent and Lenders shall have received payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees and expenses of counsel for Agent).

(n) The Agent shall have received the following, each dated as of the Closing Date and in form and substance satisfactory to the Agent:

(i) Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16,

(ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party,

(iii) A certificate of the secretary or an assistant secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder,

(iv) Such certificates of good standing (to the extent such concept exists in such jurisdiction) from the applicable secretary of state or similar official of the jurisdiction of organization, formation documents and organizational documents of each Loan Party as the Agent may reasonably require, and such other documents as the Agent may reasonably require to evidence that each Loan Party qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except for such jurisdictions to the extent that the Company reasonably determines the failure to so qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(v) A certificate of the chief financial officer of the Company, in the form attached hereto as Exhibit B,

(vi) Copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Agent with respect to the Loan Parties,

(vii) A certificate from the Responsible Officer of the Company as to the matters set forth in Sections 3.01(d), 3.01(g) and 3.01(k),

(viii) Certificates of insurance with respect to the Loan Parties’ property and liability insurance, together with a loss payable endorsement naming the Agent as loss payee; provided that the Agent and the Arranger acknowledge and confirm they have received the certificates required by this subclause (viii) in form and substance that is reasonably satisfactory,

(ix) A customary legal opinion of Sullivan & Cromwell, special counsel for the Company, in form and substance reasonably satisfactory to the Agent, and

(x) A customary legal opinion of Day Pitney LLP, New Jersey counsel for the Company, in form and substance reasonably satisfactory to the Agent.

(o) The Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and information as is reasonably requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case to the extent requested in writing at least ten (10) Business Days prior to the Closing Date.

(p) All documents and instruments required to create and perfect the Agent’s first priority (as to the Letter of Credit Priority Collateral) or other priority security interest in and Lien on the other Collateral (free and clear of all other Liens other than Permitted Collateral Liens (as defined in the ABL Credit Facility Agreement as in effect on the date hereof) and subject to exceptions permitted by Section 5.02(a)) shall have been executed and delivered and, if applicable, be in proper form for filing.

(q) (i) The representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party shall be correct on and as of the Closing Date in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects), before and after giving effect to the effectiveness of this Agreement and the transactions contemplated hereby, as though made on and as of such date; provided, that, any representation or warranty as of a specific date shall only be true or correct in all material respects as of such date and (ii) no event shall have occurred and be continuing, or would result from the effectiveness of this Agreement or the transactions contemplated hereby, that would constitute a Default.

(r) No Default under the Loan Documents shall exist on the Closing Date.

SECTION 3.02. Conditions Precedent to Each Issuance. In addition to the conditions set forth in Section 2.02, the obligation of Issuing Bank for the Issuance of a Letter of Credit (including any amendment, renewal or extension thereof) is subject to the satisfaction of each of the following conditions precedent (and each of the giving of the applicable Notice of Issuance and the acceptance by the Borrower of such Issuance shall constitute a representation and warranty by the Company that on the date of such Issuance such statements are true):

(a) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party are correct in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) on and as of such date, before and after giving effect to such such Issuance and to the application of the proceeds therefrom, as though made on and as of such date; provided, that, any representation or warranty as of a specific date shall only need be true or correct in all material respects as of such date;

(b) no event has occurred and is continuing, or would result from such Issuance or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03. Additional Conditions to Issuances. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless Issuing Bank is satisfied that any exposure that would result from such Defaulting Lender or Potential Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to Issuing Bank.

SECTION 3.04. Determinations Under this Agreement. For purposes of determining compliance with the conditions specified in this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Closing Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company and each other Loan Party represents and warrants (as applicable) as follows:

(a) Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization, except as to any Loan Party, other than the Company, where such failure to be organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and is qualified to do business and in good standing as a foreign entity in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate, limited liability company or partnership powers, as applicable, have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate law, rule, regulation (including, without limitation, with respect to the Borrower, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Restricted Subsidiaries (other than Liens permitted under Section 5.02(a)).

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) other than as set forth in Section 6(m) of the Security Agreement, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority required thereunder) or (iv) except for any notices that may be required pursuant to any applicable Intercreditor Agreement, the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e) The Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at December 31, 2019, and the related Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP. Since December 31, 2019, there has been no Material Adverse Effect except as disclosed in filings made with, or documents furnished to, the Securities and Exchange Commission or as described in any press release, in each case prior to the date of this Agreement.

(f) Other than as disclosed on Schedule 4.01(f), there is no pending or, to the knowledge of the Company, threatened in writing action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any Loan Party before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) Neither Borrower nor any other Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Neither Borrower nor any other Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) Except as disclosed on Schedule 4.01(i), each Loan Party and each of their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which are not reasonably expected to have a Material Adverse Effect (the “Intellectual Property”). To the knowledge of the Company, no claim has been asserted and is pending against any Intellectual Property by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate are not reasonably expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries and the operation of their businesses does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(j) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(k) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(l) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status.

(m) Except as would not reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, no event comprising (i) the commencement of winding up of the UK Pension Scheme, except pursuant to the KPP Settlement Agreement, (ii) the cessation of participation in the UK Pension Scheme by any Affiliate of the Borrower, except pursuant to the KPP Settlement Agreement, or (iii) the issue of a warning notice by the UK Pensions Regulator that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, has occurred, and (to the knowledge of the Borrower or Kodak Limited) the UK Pensions Regulator has not stated any intention to do so.

(n) As of the Closing Date, no Loan Party nor any Affiliate of any Loan Party has incurred any liability to the UK Pension Scheme as a result of ceasing to participate in the UK Pension Scheme and (to the knowledge of the Borrower or Kodak Limited) no Affiliate of any Loan Party has stated any intention to cease to participate in the UK Pension Scheme, except pursuant to the KPP Settlement Agreement.

(o) As of the Closing Date, no Loan Party nor any Affiliate of any Loan Party has been notified by the trustees of the UK Pension Scheme that the UK Pension Scheme is being wound up and (to the knowledge of the Borrower or Kodak Limited) the trustees of the UK Pension Scheme have not stated any intention to do so, except pursuant to the KPP Settlement Agreement.

(p) Except as would not reasonably be expected to result in a Material Adverse Effect or, except pursuant to the KPP Settlement Agreement, as of the Closing Date, the UK Pension Schemes are duly registered for HMRC tax purposes, all material obligations of each Affiliate required to be performed in connection with the UK Pension Schemes and any funding agreements therefor have been performed in a timely fashion; and there are no material outstanding disputes involving the Borrower or any of its Affiliates concerning the UK Pension Schemes.

(q) None of the Loan Parties or their Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth on Schedule 4.01(q).

(r) Except to the extent the Company or a Subsidiary has set aside on its books adequate reserves in accordance with GAAP, the operations and properties of the Company and each of its Consolidated Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except as could not reasonably be expected to have a Material Adverse Effect, all past non-compliance with such Environmental Laws and Environmental Permits has been or is reasonably expected to be resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect, and no circumstances exist that are reasonably likely to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.

(s) The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect. To the knowledge of the Company, the Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

(t) All factual information (other than information of an industry specific or general economic nature), taken as a whole, furnished by or on behalf of the Company, in writing to the Agent, the Arranger or any Lender on or prior to the Closing Date, for purposes of this Agreement and all other such factual information (other than information of an industry specific or general economic nature), taken as a whole, furnished by the Company in writing to the Agent, the Arranger or any Lender pursuant to the terms of this Agreement (after the date of this Agreement) will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not materially misleading at such time, provided, that, with respect to any projected financial information (including the Projections), estimates or other forward-looking statements (collectively, “Forward-Looking Information”), the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time; provided, it is understood that such Projections are not to be viewed as facts or as a guarantee of performance of achievement of any particular results and that actual results may vary from projected results (many of which factors are beyond the control of the Company and Subsidiaries and their respective officers, representatives and advisors) and that such variances may be material and that no assurance can be given that such Forward-Looking Information will be realized. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

(u) All filings and other actions necessary to perfect and protect the security interest in the Collateral (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement) created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected except as otherwise provided in the Intercreditor Agreements security interest with the applicable priority in the Collateral (other than the Specified Collateral), securing the payment of the Secured Obligations (as defined in each Security Agreement), and all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(v) The Company, together with its Restricted Subsidiaries, on a Consolidated basis is Solvent.

(w) (i) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, and (ii) set forth on Part B of Schedule II hereto is a complete and accurate list of all Subsidiaries of Company, showing, in each case, as of the Closing Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the Closing Date and the percentage of each such class of its equity interests owned directly by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. Except as set forth on Part C of Schedule II hereto, all of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Subsidiary’s formation, free and clear of all Liens, except those created under the Collateral Documents or permitted under the Loan Documents.

(x) Part I of Schedule III sets forth all Deposit Accounts that are maintained by the Loan Parties as of the Closing Date, which schedule shall include, with respect to each depository as of the Closing Date (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository. Part II of Schedule III sets forth all lock boxes that are maintained by the Loan Parties as of the Closing Date.

(y) [Reserved].

(z) (i) The Company and its Restricted Subsidiaries have timely filed with the appropriate United States federal, state, local and foreign taxing authorities all federal income tax returns and reports and all other material tax returns and reports that were required to be filed by them and all such tax returns are true and correct in all material respects, (ii) the Company and its Restricted Subsidiaries have timely paid and discharged all taxes owed by them, whether or not shown on such tax returns or reports, and (iii) there is no proposed tax assessment against the Company or any of its Restricted Subsidiaries except, in the cases of clauses (ii) and (iii) of this clause (z), for the payment of any such taxes or any tax assessments which are being actively contested by the Company or such Restricted Subsidiary in good faith and by appropriate proceedings or which have not had, and would not be reasonably expected to have, a Material Adverse Effect; provided, appropriate reserves, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(aa) Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(bb) Neither the Letters of Credit nor the use of the proceeds of any thereof will violate any Sanction or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”). Furthermore, neither the Borrower nor any Subsidiary, nor to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof is a Person that is (x) included on OFAC’s List of Specifically Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, (y) operating, organized or resident in a Designated Jurisdiction or (z) controlled by any Person or Persons described in clauses (x) and (y). The Borrower has instituted and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and its and their respective directors, officers, employees, agents and affiliates with Sanctions laws and regulations.

(cc) Each Loan Party is in compliance, in all material respects, with the PATRIOT Act. No part of the proceeds of the Letters of Credit will be used by the Borrower or any Subsidiary, directly or, to the knowledge of the Borrower or any Subsidiary, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended. Each Loan Party is in compliance with Anti-Corruption Laws in all material respects. The Borrower has instituted and maintained in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and its and their respective directors, officers, employees, agents and affiliates with Anti-Corruption Laws.

(dd) As of the Closing Date and except as set forth on Schedule 4.01(dd), there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and its Restricted Subsidiaries are in compliance with the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with hours worked by or payments made to employees or any similar matters (including but not limited to the appropriate classification of employees as exempt or non-exempt), (ii) the Borrower and its Restricted Subsidiaries have properly classified all individuals engaged as contractors as such under all applicable Federal, state, local or foreign law, (iii) the Borrower and its Restricted Subsidiaries are in compliance with the Worker Adjustment and Retraining Notification Act and all other state, local or foreign laws relating to plant closings or mass layoffs and (iv) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary is subject to any claims arising out of any employment matter, whether pending as of the Closing Date or to its knowledge threatened, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as does not, or would not reasonably be expected to, have a Material Adverse Effect, the consummation of the Closing Date Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

(ee) No Loan Party is an EEA Financial Institution.

(ff) No Loan Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of Letters of Credit will be used by the Company to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Obligation (other than contingent indemnification obligations not yet due and payable) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment or Issuing Bank the Letter of Credit Commitment hereunder, each Loan Party shall and shall cause each of its Restricted Subsidiaries to:

(a) Compliance with Laws. Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with (x) all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws, and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect and (y) Sanctions laws and regulations.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors. If an obligation providing the basis for a Lien covered by paragraph (b) of the definition of Permitted Liens (as such term is defined in the ABL Credit Facility Agreement as in effect on the date hereof) is not an obligation of the Company or any of its Restricted Subsidiaries, the Company or any of its Restricted Subsidiaries shall be deemed to be contesting such obligation for purposes of this paragraph 5.01(b) so long as the obligor thereof is contesting such obligation or the Company or any of its Restricted Subsidiaries is using commercially reasonable efforts to contest the Lien or to cause the obligor thereof to satisfy the obligation providing the basis for such Lien; provided, that, neither the Company nor any of its Restricted Subsidiaries shall have any obligation to perform the obligation providing the basis for such Lien.

(c) Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Restricted Subsidiary operates; provided, however, that the Company and its Restricted Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each of its Restricted Subsidiaries (other than Immaterial Subsidiaries) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Restricted Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided, further, that neither the Company nor any of its Restricted Subsidiaries shall be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.

(e) Visitation Rights. At any reasonable time, on reasonable notice and from time to time, permit the Agent or any of the Lenders (accompanied by the Agent) or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided, that, all such information is subject to the provisions of Section 9.09. At any time prior to the occurrence of a continuing Event of Default, the right of the Agent and any of the Lenders (accompanied by the Agent) to visit the property of the Company and any of its Subsidiaries shall be subject to reasonable rules and restrictions of the Company for such access, and such visit shall not unreasonably interfere with the ongoing conduct of the business of the Company and its Subsidiaries at such properties.

(f) Keeping of Books. Keep and maintain proper books of record and account on a Consolidated basis for Company and its Subsidiaries in conformity in all material respects with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Agent and Lenders:

(i) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with GAAP subject to normal year-end audit adjustments and other items, such as footnotes, omitted in interim statements, and concurrently with delivery of financial statements under this clause (i), or more frequently (but no more frequently than monthly) if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of the Company, which shall include setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (regardless of whether such covenant is then in effect) provided, that, to the extent such financial statements include information regarding Unrestricted Subsidiaries, the Company shall include a note and or notes containing reconciliation statements eliminating all financial information pertaining to Unrestricted Subsidiaries;

(ii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit or other material qualification or exception, except for any such qualification or exception with respect to (i) any Debt maturing within three hundred sixty-four (364) days after the date of such financial statements, (ii) changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrower’s independent public accountants or (iii) prospective or actual financial covenant breaches; provided, that, for avoidance of doubt, any “explanatory paragraph,” “emphasis-of-matter paragraph” or like statement shall not constitute a “going concern” or like qualification or exception for purposes of this paragraph) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a Consolidated basis, and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (regardless of whether such covenant is then in effect); provided, that, to the extent such financial statements include information regarding Unrestricted Subsidiaries, the Company shall include a note and or notes containing reconciliation statements eliminating all financial information pertaining to Unrestricted Subsidiaries;

(iii) as soon as possible and in any event within five (5) days after the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;

(iv) promptly after the same become publicly available, copies of all reports that the Company sends to any of its stockholders generally, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);

(vi) as soon as available and in any event no later than ninety (90) days after the end of each fiscal year, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in Section 6(a), (f), (g), (k), (l), (o) and (s)(iii) of the Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;

(vii) such other information with respect to the Company or any of its Restricted Subsidiaries, as the Agent may from time to time reasonably request;

(viii) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Company, a reasonably detailed consolidated budget of the Company and its Consolidated Subsidiaries for the fiscal year immediately following such fiscal year on a quarterly basis, and for each year thereafter through the Termination Date on an annual basis (including a projected Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of the following fiscal year), the related projected Consolidated statements of cash flow and income for such fiscal year and the projected Letters of Credit expected as of the end of each month during such fiscal year (collectively, the “Projections”), which Projections shall be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on then reasonable estimates and then available information and assumptions; it being understood that the Projections are made on the basis of the Company’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Company believes to be reasonable as of the date thereof and further being understood that projections, including the Projections, are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, inherently unreliable and that actual performance may differ materially from the Projections and no assurance is given by the delivery of such Projections or otherwise that the Projections will be realized;

(ix) a Borrowing Base Certificate substantially in the form of Exhibit F shall be furnished to the Agent on or before the twenty-first (21st) day following the end of each fiscal month, which monthly Borrowing Base Certificate shall reflect the LC Facility Cash Collateral updated as of the end of each such month;

(x) Promptly and in any event within twenty (20) days after any Loan Party or any ERISA Affiliate (A) knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) furnishes any records, documents or other information to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.

(xi) Promptly and in any event within two (2) business days after receipt thereof by any Loan Party, copies of each notice from the PBGC or other governmental or regulatory authority stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(xii) Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(xiii) Except to the extent prohibited by the Pensions Act 2004, promptly and in any event within three (3) Business Days after a Responsible Officer of the Borrower or Kodak Limited knows or has reason to know that (A) the UK Pension Scheme has commenced winding up, (B) the UK Pensions Regulator has issued a warning notice that it is considering issuing a financial support direction or contribution notice to the Borrower or any of its Affiliates in relation to the UK Pension Scheme or (C) the Borrower or any of its Affiliates which currently participates in the UK Pension Scheme has ceased to participate and thus triggered a liability on its cessation of participation, a statement of a Responsible Officer of the Borrower (or, if applicable, cause to be furnished to the Lenders a statement of a Responsible Officer of Kodak Limited) noting such event and the action, if any, which is proposed to be taken with respect thereto.

(xiv) Notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Loan Party with respect to the Chapter 11 Plan or the Confirmation Order, promptly after the commencement thereof.

(xv) Promptly upon the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to any of the ABL Credit Facility Documents, Term Loan Documents, Convertible Note Documents, Series B Preferred Stock or Series C Preferred Stock.

Documents required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) (to the extent any such documents are included in materials otherwise filed with or furnished to the Securities Exchange Commission), shall be deemed to have been delivered on the date (i) on which the Company provides such documents to the Agent, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that, upon written reasonable request of the Agent, the Company shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Company shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Agent and the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Loan Party Materials that may be distributed to the Public Lenders and that (w) all such Loan Party Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Loan Party Materials “PUBLIC”, the Loan Parties shall be deemed to have authorized the Agent, and the Arranger, the Issuing Bank and the Lenders to treat such Loan Party Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Loan Party Materials constitute Borrower Information, they shall be treated as set forth in Section 9.09); (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent and the Arranger shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Loan Parties shall be under no obligation to mark any Loan Party Materials “PUBLIC”.

(i) Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition after the Closing Date of (1) any Subsidiaries other than Excluded Subsidiaries, or (2) the acquisition of any property by any Loan Party, and such property, in the judgment of the Agent (as to which judgment the Agent has given notice to the Company (such notice, a “Request”)), shall not already be subject (other than in respect of the Specified Collateral) to a perfected first priority security interest in favor of the Agent for the benefit of the Secured Parties as to the LC Priority Collateral, a perfected second priority security interest in favor of Agent for the benefit of the Secured Parties as to the ABL Priority Collateral and a third priority security interest in favor of Agent for the benefit of the Secured Parties as to all other Collateral, then in each case at the Company’s expense:

(i) in connection with the formation or acquisition of a Subsidiary other than an Excluded Subsidiary within thirty (30) days after such formation or acquisition, cause each such Subsidiary, to duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit C hereto, guaranteeing the Guaranteed Obligations,

(ii) within forty-give (45) days or, in the case of any item that would constitute Term Priority Collateral, within the time periods set forth in the Term Loan Documents or otherwise agreed by the Term Loan Agent (but in no event more than sixty (60) days), after (A) such Request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges, assignments (it being understood that, to the extent the applicable Collateral constitutes Term Loan Priority Collateral (as defined in the Term Loan Intercreditor Agreement), physical delivery of control thereof by the Agent shall not be required so long as such Collateral is delivered to, or under the control of, the Term Loan Agent in accordance with the Term Loan Intercreditor Agreement), security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all of the Guaranteed Obligations of such Loan Party and constituting Liens on all such properties and (B) such formation or acquisition of any such Subsidiary other than (x) an Immaterial Subsidiary or (y) a Foreign Subsidiary that is not a Material First-Tier Foreign Subsidiary of the Company, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance satisfactory to, the Agent, securing payment of all of the Guaranteed Obligations of such Loan Party, provided, that, if such new property is equity interests in a CFC, no more than sixty-five percent (65%) of the voting equity interests in any such CFC shall be required to be so pledged; provided, further, that no Foreign Subsidiary will be subject to local pledge perfection if in the applicable foreign jurisdiction such Foreign Subsidiary would have to consult a works council in order to perfect the pledge),

(iii) within sixty (60) days after such Request, formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the filing of UCC financing statements (or similar registrations or filings), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement),

(iv) within sixty (60) days after such Request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to (1) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (2) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (3) such other matters as the Agent may reasonably request, consistent with the opinions delivered on the Closing Date (to the extent applicable).

(v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each Restricted Subsidiary other than an Excluded Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements to the extent required by this Section 5.01(i) and the applicable Collateral Documents.

Notwithstanding the foregoing, (i) the Borrower shall have no obligation to provide in favor of the Secured Parties perfected security interests in any real property held by the Borrower or its Subsidiaries and (ii) the Agent may waive, modify or extend any of the periods or other requirements set out herein.

(j) Further Assurances.

(i) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Closing Date is or is to be a party, and cause each of its Subsidiaries to do so. Notwithstanding anything to the contrary contained herein, Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.

(k) Transactions with Affiliates. Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions in which the fair market value of the transaction is in excess of $5,000,000 that are otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Restricted Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Company) with a Person not an Affiliate (it being agreed that such condition may be satisfied by the Company’s or such Restricted Subsidiary’s obtaining a “fairness” opinion from a nationally recognized investment bank or accounting firm or other person reasonably acceptable to the Agent but the Company or such Restricted Subsidiary is not obligated to so obtain a “fairness” opinion), other than, (i) transactions between or among the Company and its Restricted Subsidiaries and not involving any other Affiliate, (ii) the consummation of the Closing Date Transactions, (iii) Restricted Payments and payments permitted under Section 5.02(h), (iv) employment and severance arrangements between the Company and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (v) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Company and its Restricted Subsidiaries (or any direct or indirect parent of the Company) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (vi) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 5.01(k) or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders, (vii) transactions with a Person who was not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction and (viii) transactions entered into in the ordinary course of business, including, but not limited to, transactions with licensors, suppliers or other purchasers or sales of goods or services (including any intellectual property).

(l) Maintenance of Cash Management System. (i) Establish and maintain a cash management system on the terms set forth in Section 2.18 of the ABL Credit Facility Agreement as in effect on the date hereof and (ii) continue to maintain one or more Concentration Accounts to be used by Borrower as its principal concentration account for day-to-day operations conducted by Borrower.

(m) Foreign Security Interests. (i) Within the time periods set forth on Schedule 5.01(m) (or such longer time as may be reasonably agreed by the Agent), the Loan Parties shall have executed and delivered to the Agent all documents and instruments required to create and perfect the Agent’s third priority (to the extent applicable) security interest in the Collateral consisting of the capital stock of those Subsidiaries listed on Schedule 5.01(m) in the applicable foreign jurisdictions, free and clear of all other liens, subject to exceptions permitted hereunder and subject as to priority to the security interests securing the obligations in respect of the Term Loan Debt or any Debt constituting a Permitted Refinancing thereof and (ii) within thirty (30) days after the Closing Date (or such longer time as may be reasonably agreed by the Agent), the Loan Parties shall have executed and delivered to the Agent all documents and instruments required to create and perfect the Agent’s first priority (to the extent applicable) security interest in the Collateral consisting of the capital stock of those Subsidiaries listed on Schedule 5.01(m) in the applicable foreign jurisdictions, free and clear of all other liens, subject to exceptions permitted hereunder; provided, that, in each case of clauses (i) and (ii) above, if the burden of obtaining any such pledge outweighs the benefit afforded thereby, the Agent may agree not to require the pledge of such stock by any Loan Party.

(n) Reserved.

(o) Benefit Plans Payments. The Borrower, the Restricted Subsidiaries and all ERISA Affiliates shall make all required contributions to any Plans, Single Employer Plans or Multiemployer Plans which, if not made, would reasonably be expected to result in a Material Adverse Effect, unless such payment is being contested pursuant to Section 5.01(b).

(p) Lender Meetings. The Borrower will, upon the request of the Agent or the Required Lenders, participate in one teleconference with the Agent and the Lenders during each fiscal quarter (or, for so long as an Event of Default is continuing, more frequent teleconferences as the Agent may reasonably request) during normal business hours at such time as may be mutually agreed to by the Borrower and the Agent (which may be a joint meeting with the ABL Lenders at the Company’s option).

(q) Environmental Matters. Without limitation of any other covenants, rights or other obligations expressed elsewhere in this Agreement:

(i) Each Loan Party will, and will cause each of its Restricted Subsidiaries, to take all reasonable actions required under Environmental Laws to (A) the extent it has knowledge thereof, cure any violation of applicable Environmental Laws by any Loan Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) make an appropriate response to any claim, suit or proceeding against any Loan Party or any of its Restricted Subsidiaries asserting any Environmental Liability (in each case to the extent such Loan Party has knowledge of such claim, suit or proceeding) and discharge any obligations it may have to any Person thereunder, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (C) implement any and all Remedial Actions required to comply with Environmental Laws or that are legally required by any Governmental Authority acting within its jurisdiction (following final resolution of the Loan Party’s or its Restricted Subsidiaries’ challenges or appeals, if any, of the relevant Governmental Authority’s order or decision) or that are otherwise necessary to maintain the value and marketability of its owned or leased Real Estate for industrial usage, except where failure to perform any such Remedial Action would not reasonably be expected to result in a Material Adverse Effect.

(ii) Promptly upon obtaining knowledge of the occurrence thereof, the Borrower shall deliver to the Agent written notice describing in reasonable detail (A) any Release that would reasonably be expected to require a Remedial Action or give rise to Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect, (B) any Remedial Action by any Loan Party, its Restricted Subsidiaries or any other Person in response to the presence or Release of Hazardous Materials that would reasonably be expected to result in Environmental Liability of any Loan Party or its Restricted Subsidiaries that would be reasonably expected to result in a Material Adverse Effect, (C) any claim, demand, suit or proceeding (including any request for information by a Governmental Authority) that would reasonably be expected to result in Environmental Liability of any Loan Party or its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect, (D) any Loan Party or its Restricted Subsidiaries’ discovery of any occurrence or condition at any of its owned or leased Real Estate, or on any adjoining Real Estate, that would reasonably be expected to cause such owned or leased Real Estate or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof or any lien in favor of any Governmental Authority to secure the satisfaction of any liability under any Environmental Laws that, in each case, would reasonably be expected to result in a Material Adverse Effect, (E) any proposed acquisition of equity interests, assets or property by any Loan Party or any of its Restricted Subsidiaries that would reasonably be expected to expose any Loan Party or any of its Restricted Subsidiaries to, or result in, Environmental Liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (F) any proposed action to be taken by any Loan Party or any of its Restricted Subsidiaries to modify current operations in a manner that would reasonably be expected to subject any Loan Party or any of its Restricted Subsidiaries to additional obligations or requirements under Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Post Closing Covenants.

(i) Issue at least $100,000,000 in aggregate original face amount of Series C Preferred Stock on or prior to April 12, 2021; provided, that, (A) such date shall be automatically extended until such time as the Borrower and the investors in such Series C Preferred Stock shall have made all filings required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all waiting periods (and all extensions thereof) applicable to the issuance of such Series C Preferred Stock shall have been terminated or shall have expired and any required approvals or consents under the HSR Act have been obtained, and (B) Borrower shall promptly make all filings required to be made pursuant to the HSR Act and diligently and in good faith take all actions required to terminate any waiting periods and obtain any required approvals or consents under the HSR Act in connection with the Series C Preferred Stock Issuance, and

(ii) Comply, and cause its Subsidiaries to comply, with the obligations set forth in Schedule 5.01(r).

SECTION 5.02. Negative Covenants. So long as any Obligations (other than contingent indemnification obligations not yet due and payable of any Loan Party under any Loan Document) shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment or Issuing Bank a Letter of Credit Commitment hereunder, the Company shall not and shall cause each of its Restricted Subsidiaries not to:

(a) Liens. Create or suffer to exist, or permit any of its respective Restricted Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the Liens permitted under the ABL Credit Facility Agreement as in effect on the date hereof.

(b) Mergers. Merge, amalgamate or consolidate with or into any Person, or permit any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) to do so, provided, that, notwithstanding the foregoing (i) any Restricted Subsidiary of the Company that is a Loan Party may merge, amalgamate or consolidate with or into the Company (subject to clause (iv) below) or any other Loan Party, (ii) any Restricted Subsidiary of the Company that is not a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (iii) any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Restricted Subsidiary is the surviving or continuing corporation or a Person which shall become a Restricted Subsidiary substantially contemporaneously with such merger, amalgamation or consolidation is the surviving person (provided, that, if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party or a Person which shall become a Loan Party substantially contemporaneously with such merger, amalgamation or consolidation), (iv) the Company may merge, amalgamate or consolidate with any other Person so long as the Company is the surviving corporation; provided, in each case, that no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Debt. Create or suffer to exist, or permit any of its Restricted Subsidiaries to create or suffer to exist, any Debt other than Debt that is permitted under the ABL Credit Facility Agreement as in effect on the date hereof.

(e) Sales and Other Transactions. Dispose of, or permit any of its Restricted Subsidiaries to Dispose of any assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), other than Dispositions permitted under the ABL Credit Facility Agreement as in effect on the date hereof.

(f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly enter or permit a Restricted Subsidiary to enter into any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Company or any Restricted Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement, (ii) any agreement or instrument evidencing Debt existing on the Closing Date (as amended, modified, supplemented or replaced, or subject to a Permitted Refinancing, in each case to the extent such restrictions are not expanded in scope in any material respect), (iii) any agreement in effect at the time a Person first became a Restricted Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company; (iv) specific property encumbered to secure payment of particular Debt to be sold pursuant to an executed agreement with respect to a Disposition or intellectual property license permitted hereunder; (v) restrictions set forth in the documents governing the Term Loan Debt, the ABL Credit Facility Debt, the Convertible Note Debt and in the documents governing other existing Debt as set forth on Schedule 5.02(d); (vi) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement, as the case may be; or (vii) customary restrictions in connection with financings by Foreign Subsidiaries.

(g) Change in Nature of Business. Make, or permit any of its Restricted Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Restricted Subsidiaries taken as a whole at the Closing Date.

(h) Dividends and Other Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Restricted Subsidiaries to do so) any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (a “Restricted Payment”), except that the Company may make a Restricted Payment to the extent permitted under the ABL Credit Facility Agreement as in effect on the date hereof.

(i) Investments in Other Persons. Make, or permit any of its Restricted Subsidiaries to make, any Investment in any Person, except to the extent permitted under the ABL Credit Facility Agreement as in effect on the date hereof.

(j) Prepayments, Payments, Amendments, Etc. of Debt.

(i) Prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, any public or secured or unsecured debt securities, any Term Loan Debt, any ABL Credit Facility Debt or Convertible Note Debt, or prepay, redeem, purchase, defease, or convert into cash, or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment in violation of any subordination terms of, any Debt for Borrowed Money except to the extent permitted under the ABL Credit Facility Agreement as in effect on the date hereof or

(ii) (A) directly or indirectly, amend, modify, or change any of the terms or provisions of the Term Loan Documents except as permitted by the Term Loan Intercreditor Agreement, (B) directly or indirectly, amend, modify or change in any manner adverse to the rights or interests of Agent or the Lenders any term or condition of any Debt subordinated in right of payment to any of the Obligations, or (C) directly or indirectly, amend, modify or change the Convertible Note Documents, the Series B Preferred Stock, the Series C Preferred Stock, or after the issuance thereof any Debt permitted to be issued under Section 5.02(d)(xxx) except to the extent permitted under the ABL Credit Facility Agreement as in effect on the date hereof.

SECTION 5.03. Financial Covenants.

(a) Fixed Charge Coverage Ratio. So long as any Fixed Charge Coverage Ratio Trigger Event shall have occurred and be continuing, the Company and its Restricted Subsidiaries on a Consolidated basis will maintain a Fixed Charge Coverage Ratio, for the four fiscal quarters most recently ended as of the fiscal quarter for which financial statements have been delivered pursuant to Section 5.01, of not less than 1.00 to 1.00.

(b) Reserved.

(c) Minimum Liquidity. Borrower shall on the last day of each fiscal quarter have Minimum Liquidity of not less than $80,000,000, tested on the receipt by Agent of the financial statements required pursuant to Section 5.01(h)(i) and (ii), as applicable, with respect to such fiscal quarter.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) Borrower shall fail to pay any reimbursement obligation in respect of a Letter of Credit when the same becomes due and payable; (ii) Borrower shall fail to pay any interest on any Letter of Credit Obligations or fees within three (3) Business Days after the same becomes due and payable; or (iii) any Loan Party shall fail to make any other payment under any Loan Document, within three (3) Business Days after notice of such failure is given by the Agent or any Lender to the Company; or

(b) Any representation or warranty made by Borrower herein or by any Loan Party in any Loan Document to which it is a party or by Borrower (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company or Restricted Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), 5.01(e), clauses (i) through (vii) and (ix) of 5.01(h), 5.02 or 5.03 hereof, or (ii) any Loan Party or any Subsidiary of any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Agent; or

(d) The Company or any of its Restricted Subsidiaries shall fail to pay any principal of or premium or interest on the Term Loan Debt, the ABL Credit Facility Debt or any other Debt (excluding Debt outstanding hereunder of the Company or such Restricted Subsidiary (as the case may be)) that is outstanding in a principal, or in the case of Swap Obligations, net amount of, at least (i) $25,000,000 in the aggregate in the case of Debt of the Borrower or any of its Restricted Subsidiaries that are domestic Subsidiaries and (ii) $50,000,000 in the aggregate in the case of Restricted Subsidiaries that are Foreign Subsidiaries, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holders or beneficiaries of such Debt (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case prior to the stated maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower, any Loan Party or any Material Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Borrower, any Loan Party or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); provided, that, in the case of any Foreign Subsidiary, such event, individually, or when aggregated with all such events occurring after the Closing Date, would reasonably be expected to have a Material Adverse Effect; or

(f) Other than with respect to the matters set forth on Schedule 6.01(f) (but solely to the extent that neither the Borrower nor any of its Material Subsidiaries (excluding Subsidiaries which would be permitted, at all times while the applicable judgment remains outstanding, to be designated as Immaterial Subsidiaries, without regard for if such designation has been made) has any obligation with respect to judgments relating to items listed on Schedule 6.01(f), judgments or orders for the payment of money in excess of $25,000,000 (or its US Dollar equivalent) in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) A Change of Control shall occur; or

(h) Any ERISA Event shall have occurred with respect to a Plan and such ERISA Event could reasonably be expected to result in a Material Adverse Effect; or any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(i) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(j) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and as a result of such insolvency or termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such insolvency or termination or determination, occurs by an amount exceeding $25,000,000; or

(k) Any provision of any Collateral Document material to the substantial realization of the rights of the Lenders under the Collateral Documents taken as a whole, or any provision of any other Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(l) Any Collateral Document or financing statement after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in any of the Letter of Credit Priority Collateral and with respect to any Collateral other than Letter of Credit Priority Collateral, such failure shall remain unremedied for thirty (30) days after the earlier of (A) an officer of the Borrower becoming aware of such failure and (B) written notice thereof being given to the Borrower by the Agent.

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Obligations, including all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Federal Bankruptcy Code, (A) the obligation of Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Letter of Credit Obligations, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the LC Cash Collateral Account, any amount required so that the LC Cash Collateral is not less than one hundred three percent (103%) of the Letter of Credit Obligations or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Agent; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, any amount required so that the LC Cash Collateral is not less than one hundred three percent (103%) of the Letter of Credit Obligations shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the LC Cash Collateral Account.

SECTION 6.03. [Reserved].

SECTION 6.04. Application of Funds.

(a) Payments made by Borrower and other Loan Parties hereunder shall be applied (i) first, as specifically required hereby; (ii) second, to Obligations then due and owing; (iii) third, to other Obligations specified by Borrower; and (iv) fourth, as determined by Agent in its discretion.

(b) Notwithstanding anything to the contrary set forth in any Loan Document, during the occurrence and continuance of an Event of Default, any amounts received by the Agent on account of the Obligations, whether received from or on account of any Loan Party, or in respect of any Collateral, setoff or otherwise, shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;

Second, to payment of all amounts owing to Agent in respect of Letter of Credit Obligations and participations that a Defaulting Lender has failed to settle or fund;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Issuing Bank (including fees, charges and disbursements of counsel to the Issuing Bank payable under the Loan Documents and amounts payable under Article II);

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees and commitment fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders payable under the Loan Documents and amounts payable under Article II (in each case, other than fees, indemnities and other amounts) ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees, unreimbursed amounts under Letters of Credit and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Letter of Credit Obligations comprising the aggregate undrawn amount of Letters of Credit,;

Ninth, to payment of all other Obligations ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Ninth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by law.

Subject to Section 6.02, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 6.04(a) or clause Sixth above, shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Amounts shall be applied to payment of each category of Obligations only after full payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Loan Party, and each Loan Party irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability.

(a) Borrower and each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party and each other Subsidiary of the Company now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, exclusive of Excluded Swap Obligations (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Voidable Transfer Act, Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Guaranteed Obligations, such Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the applicable Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or any other Loan Party or whether Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the applicable Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the applicable Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the applicable Guaranteed Obligations or any manner of sale or other Disposition of any Collateral or any other collateral for all or any of the applicable Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the applicable Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the applicable Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the applicable Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all applicable Guaranteed Obligations whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against Borrower, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any applicable Guaranteed Obligations or other amounts payable under this Guaranty by such Guarantor thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the applicable Guaranteed Obligations, (ii) all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv), all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the applicable Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit C hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Subordination.

Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the applicable Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all applicable Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the applicable Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the applicable Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns. Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Company organized under the laws of a state of the United States of America without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section 9.16. Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Letter of Credit Obligations owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.08. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 7.08. Qualified ECPs. Each Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 7.08 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until full payment of all Guaranteed Obligations. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action.

(a) Pursuant to Section 8.07, each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents, including the Term Loan Intercreditor Agreement and the Letter of Credit Facility Intercreditor Agreement, and authorizes the Agent to enter into this Agreement and the other Loan Documents to which it is a party, including the Term Loan Intercreditor Agreement and the Letter of Credit Facility Intercreditor Agreement, to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each of the Lenders hereby agrees that the Agent in its various capacities under the Term Loan Intercreditor Agreement may take such actions on its behalf as is contemplated by the terms of the Term Loan Intercreditor Agreement. Each Lender hereunder (i) consents to any subordination of Liens provided for in the Term Loan Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Term Loan Intercreditor Agreement, (iii) authorizes and instructs the Agent to enter into the Term Loan Intercreditor Agreement as Agent and on behalf of such Lender and (iv) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of the Term Loan Intercreditor Agreement.

(c) Each of the Lenders hereby agrees that the Agent in its various capacities under the Letter of Credit Facility Intercreditor Agreement may take such actions on its behalf as is contemplated by the terms of the Letter of Credit Facility Intercreditor Agreement. Each Lender hereunder (i) consents to any subordination of Liens provided for in the Letter of Credit Facility Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Letter of Credit Facility Intercreditor Agreement, (iii) authorizes and instructs the Agent to enter into the Letter of Credit Facility Intercreditor Agreement as Agent and on behalf of such Lender and (iv) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of the Letter of Credit Facility Intercreditor Agreement.

(d) The provisions of this Article are solely for the benefit of the Agent, the Issuing Bank, and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Agent Individually.

(a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of their Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions.

(a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Company, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the issuance of such Letter of Credit, and in the case of a participation, such Lender shall not have made available to the Agent such Lender’s ratable portion of such participation. The Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification.

(a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided, that, no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the LC Related Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and Issuing Bank agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent (including their respective Affiliates in connection with the syndication of the Letter of Credit Facility) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07. Resignation of Agent.

(a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (such thirty (30) day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents arising on or after the effective date of such successor’s appointment, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.08. Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) providing the extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(A) the financial condition, status and capitalization of the Company and each other Loan Party;

(B) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(C) determining compliance or non-compliance with any condition hereunder to the making of the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(D) the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as, Arranger or bookrunner or syndication agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

SECTION 8.10. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition or proposal affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

SECTION 8.11. Intercreditor Arrangements. Each of the Lenders hereby authorizes and directs the Agent to enter into one or more Intercreditor Agreements (subject to Section 8.01, other than the Term Loan Intercreditor Agreement and the Letter of Credit Facility Intercreditor Agreement) on behalf of such Lender, with the consent of Required Lenders. Each of the Lenders hereby agrees that the Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of any such Intercreditor Agreements. With respect to any such Intercreditor Agreement executed and delivered by the Agent in accordance with this Agreement, each Lender hereunder (a) consents to any subordination of Liens provided for in such Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of such Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into such Intercreditor Agreement as Agent and on behalf of such Lender and (d) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of such Intercreditor Agreement.

SECTION 8.12. [Reserved].

SECTION 8.13. [Reserved].

SECTION 8.14. Parallel Debt and Dutch Security Rights. For the purpose of ensuring and preserving the validity and continuity of the security rights to be granted pursuant to Security Documents that are governed by the laws of The Netherlands (including, but not limited to, a Dutch notarial deed of pledge relating to shares in the share capital of Eastman Kodak Holdings B.V.), the parties hereto agree as follows:

(a) The Borrower hereby irrevocably and unconditionally undertakes to pay to Agent, as creditor in its own right and acting on its own behalf, and not as agent or representative of any other person, amounts equal to and in the currency of the amounts payable by the Borrower to the Lenders in respect of the Obligations of the Borrower (other than under the Parallel Debt (as defined hereafter)) from time to time as and when such amounts fall due for payment (the “Parallel Debt”).

(b) Each of the parties hereto acknowledges that:

(i) the Parallel Debt represents Agent’s own separate and independent claim to receive payment of the Parallel Debt from the Borrower; and

(ii) the Parallel Debt constitutes an undertaking, obligation and liability of the Borrower to Agent which is transferable, separate and independent from, and without prejudice to, the Obligations of the Borrower,

(iii) it being understood that the amounts owed by the Borrower to the Agent under this Agreement shall at any time never exceed the aggregate of the amounts owed by the Borrower to the Lenders under the Obligations of the Borrower at any such time.

(c) The Parallel Debt will become due and payable as and to the extent one or more of the Obligations of the Borrower becomes due and payable, without any further notice being required.

(d) To the extent Agent irrevocably received any amount in payment of the Parallel Debt (the “Received Amount”), the Obligations of the Borrower shall be reduced by an aggregate amount equal to the Received Amount as if the Received Amount was received as a payment of such Obligations.”

SECTION 8.15. Certain Matters Relating to German Law. In relation to the German Security Agreements, the following additional provisions shall apply:

(a) The Agent, with respect to the part of the Collateral secured pursuant to the German Security Agreements or any other Collateral created under German law (“German Collateral”), shall:

(i) hold, administer and realize such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties; and

(ii) hold, administer, and realize any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b) With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney (Vollmacht) to the Agent (whether or not by or through employees or agents) to:

(i) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Security Agreements and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Agreements or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;

(ii) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Security Agreements or any other agreement related to such German Collateral;

(iii) realize such Collateral in accordance with the German Security Agreements or any other agreement securing such German Collateral;

(iv) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Security Agreements or any other agreement securing the German Collateral;

(v) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Agreements; and

(vi) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Security Agreements together with such powers and discretions as are reasonably incidental thereto.

(c) Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Collateral Document, the relationship of the Secured Parties to the Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(d) Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).

(e) For the purpose of performing its rights and obligations as Agent and to make use of any authorization granted under the German Security Agreements, each Secured Party hereby authorizes the Agent to act as its agent (Stellvertreter), and releases the Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code.

SECTION 8.16. German Parallel Debt.

(a) The Borrower hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Agent amounts equal to any amounts owing from time to time by the Borrower to any Secured Party under this Agreement and any other Loan Document pursuant to any Obligations as and when those amounts are due under any Loan Document (such payment undertakings under this Section 8.16 and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(b) The Agent shall have its own independent right to demand payment of the Parallel Debt by the Borrower. The Borrower and the Agent acknowledge that the obligations of the Borrower under this Section 8.16 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of the Borrower to any Secured Party under this Agreement or any other Loan Document (the “Corresponding Debt”) nor shall the amounts for which the Borrower is liable under this Section 8.16 be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(iii) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt; and

(iv) for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(c) The security granted under any German Security Agreement with respect to the Parallel Debt is granted to the Agent in its capacity as sole creditor of the Parallel Debt.

(d) Without limiting or affecting the Agent’s rights against the Borrower (whether under this Agreement or any other Loan Document), the Borrower acknowledges that:

(i) Nothing in this Agreement shall impose any obligation on the Agent to advance any sum to the Borrower or otherwise under any Loan Document; and

(ii) for the purpose of any vote taken under any Loan Document, the Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

(e) The parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the Obligations.

(f) The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Lenders under any of the other Loan Documents, be it by virtue of assignment, novation or otherwise.

(g) All monies received or recovered by the Agent pursuant to this Agreement and all amounts received or recovered by the Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Waivers. No amendment or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:

(i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Letter of Credit Obligations, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder,

(ii) release all or substantially all of the Collateral in any transaction or series of related transactions,

(iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agent, and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders,

(iv) amend this Section 9.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(v) change Section 2.06(a) in a manner that would alter the pro rata reduction or termination of Commitments required thereby,

(vi) [reserved],

(vii) amend, modify or change the provisions of Section 6.04 (including to change the order of application of any reduction in the Commitments or any prepayment of Letter of Credit Obligations from the application thereof), or without the written consent of each Lender; or

(viii) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Debt or Lien, as the case may be,

(b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following:

(i) increase the Commitment of such Lender,

(ii) reduce or forgive the amount of, or interest on, the Letter of Credit Obligations or any fees or other amounts payable hereunder,

(iii) postpone any date fixed for any payment of any amount in respect of, or interest on, the Letter of Credit Obligations or any fees or other amounts payable hereunder, or

(iv) [reserved],

provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Bank in its capacity as such under this Agreement, provided, however, notwithstanding clauses (ii) and (iii) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.16 or in any Collateral Document.

Notwithstanding the foregoing, if the Agent and the Borrower shall have jointly identified any ambiguity, inconsistency, defect, typographical error or manifest error in this Agreement or any other Loan Document, then the Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

SECTION 9.02. Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, the Agent, or any Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

(c) Electronic Communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LOAN PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM. In no event shall the Agent, any Arranger or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s or the Arranger’s transmission of Loan Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address, Etc. Each of the Borrower, the Agent and Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent and the Issuing Bank. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Loan Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal or state securities laws.

(f) Reliance by Agent, Issuing Bank and Lenders. The Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Issuance) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04. Costs and Expenses.

(a) The Company agrees to pay on demand all reasonable out of pocket costs and expenses of the Agent and Issuing Bank in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) the reasonable fees and expenses of counsel for Agent and Issuing Bank with respect thereto, (C) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (D) costs associated with insurance reviews, Collateral audits, field exams, collateral valuations and collateral reviews to the extent provided herein, provided, however, the Company shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising Agent and Issuing Bank as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto. The Company further agrees to pay on demand all costs and expenses of the Agent, Issuing Bank and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent, Issuing Bank and each Lender in connection with the enforcement of rights under this Agreement and the other Loan Documents.

(b) The Company agrees to indemnify and hold harmless the Agent, each Arranger, Issuing Bank and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of outside counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Letters of Credit (which, for the avoidance of doubt, does not include any Taxes or Other Taxes which shall be governed by Section 2.14) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Company, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Letters of Credit.

(c) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(d) No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) The agreements in this Section shall survive the resignation of the Agent, Issuing Bank, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Agent, any Issuing Bank or any Lender, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Letter of Credit Obligations due and payable pursuant to the provisions of Section 6.01, the Agent, Issuing Bank, and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, Issuing Bank, or such Lender or such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and any Note held by the Agent, Issuing Bank, or such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any Governmental Authority, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Agent, Issuing Bank, and each such Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, the Issuing Bank, the Lenders or such Affiliates may have.

SECTION 9.07. Binding Effect. This Agreement shall become effective in accordance with Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, and each Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.08. Assignments and Participations.

(a) Each Lender may, with the consent of the Agent (not to be unreasonably withheld or delayed) in the case of an assignment to a Person who is not an Affiliate of such Lender and, if demanded by the Company so long as no Event of Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five (5) Business Days’ notice to such Lender and the Agent, shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, its participations in Letters of Credit, if any, and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Company and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.08(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding amount owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire), together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(h) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company

(d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Letter of Credit Obligations previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Letter of Credit Obligations owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Letter of Credit Obligations owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent which would reduce the amount owing to such participant, including any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Letter of Credit Obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of Borrower Information relating to the Borrower received by it from such Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loans, Commitments or other obligations under this Agreement (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Letter of Credit Obligations, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

(j) The Agent may conclusively rely on the list of Disqualified Institutions provided by the Borrower (or any supplement thereto) for all purposes of this Agreement and the other Loan Documents, including in approving or declining to approve a Person as an Eligible Assignee, executing and delivering any Assignment and Acceptance, making any recording in the Register in respect of such Assignment and Acceptance or otherwise, and shall have no liability of any kind to any Loan Party or any Affiliate thereof, any Lender or any other Person if such list of Disqualified Institutions (or any supplement thereto) is incorrect or if any Person is incorrectly identified in such list of Disqualified Institutions (or any supplement thereto) as a Person to whom no assignment is to be made.

SECTION 9.09. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures or changes in assets; (3) new products or discoveries or developments regarding any Loan Party’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Loan Party; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy or receivership (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent, and each of the Lenders may disclose Borrower Information (i) to its Affiliates and to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of Borrower Information and instructed to keep such Borrower Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.09, to any other Lender to this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.09, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.08(h), (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.09 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided, that, the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Company, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its Obligations, this Agreement or payments hereunder. Any Person required to maintain the confidentiality of Borrower Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Borrower Information as such Person would accord to its own confidential information.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf (or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent, and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent, or any Lender may have had notice or knowledge of any Default at the time of any Issuance of a Letter of Credit, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by the Agent or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13. Jurisdiction.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14. No Liability of the Issuing Bank. Each Lender and each Loan Party agree that, in paying any drawing under a Letter of Credit, Issuing Bank shall not have any responsibility to obtain any document, other than any sight draft, certificates and documents expressly required by the Letter of Credit, or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Each Loan Party assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against Issuing Bank, and Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence as found in a final non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided, that, nothing herein shall be deemed to excuse Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents as found in a final non-appealable judgment by a court of competent jurisdiction.

SECTION 9.15. PATRIOT Act Notice. Each Lender, and the Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. Each Loan Party shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.16. Release of Collateral; Termination of Loan Documents.

(a) (i) Upon the sale, lease, transfer or other Disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, (ii) upon a Subsidiary being designated an Immaterial Subsidiary or an Excluded Subsidiary, in accordance with the Loan Documents, (iii) at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released (so long as in the case of Dispositions by any Loan Party pursuant to the terms of the Loan Documents (other than Dispositions of Collateral not comprising TMM Assets) and in respect of clauses (ii) and (iii) above, Agent has received a written certification by Borrower that such Disposition or other transaction, as applicable is permitted under the terms of the Loan Documents (and Agent shall be entitled to rely conclusively upon such certification without further inquiry)), and the Agent will, at the Company’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

(b) Upon the latest of (i) the payment in full in cash of all Obligations under the Loan Documents, (ii) the termination in full of the Commitments and the Letter of Credit Commitment and (iii) the latest date of expiration or termination of all Letters of Credit (or receipt by the Agent of an irrevocable notice from Issuing Bank that it will not seek to enforce any rights that it has or may have in accordance with Section 2.03 against the Agent or the Lenders), (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Company marked “cancelled” or “paid in full”; provided, however, that the Lenders’ obligations under Section 9.09 shall continue until the earlier of (x) the date that is three (3) years after the termination of this Agreement and (y) the date that is three (3) months after the latest date that is the subject of the Projections delivered in accordance with Section 5.01(h)(viii), and the Lender’s obligations under this Section 9.16 shall survive until satisfied.

SECTION 9.17. Judgment Currency.

(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the exchange rate on the Business Day preceding that on which final judgment is given.

(b) The obligation of each Loan Party in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Loan Party such excess.

SECTION 9.18. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arranger, the Issuing Bank and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent, the Arranger, the Issuing Bank and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Arranger, the Issuing Bank and the Lender each are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agent, the Arranger, the Issuing Bank nor the Lenders have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arranger, the Issuing Bank and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent, the Arranger nor the Lenders have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agent, the Arranger, the Issuing Bank and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or similar foreign laws.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an Affected Financial Institution, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. Reserved.

SECTION 9.22. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S.

Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN KODAK COMPANY

By:	/s/ David E. Bullwinkle

Name:	David E. Bullwinkle
Title:	Chief Financial Officer and Senior Vice President

EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY INC.
FAR EAST DEVELOPMENT LTD.
KODAK (NEAR EAST), INC.
KODAK AMERICAS, LTD.
KODAK PHILIPPINES, LTD.

By:	/s/ Roger W. Byrd

Name:	Roger W. Byrd
Title:	Secretary

[Signature Page to Letter of Credit Facility Agreement]

BANK OF AMERICA, N.A., as Agent, Issuing Bank and Lender

By:	/s/ Matthew T. O’Keefe

Name:	Matthew T. O’Keefe
Title:	Senior Vice President

[Signature Page to Letter of Credit Facility Agreement]

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Jeffery B. Iervese

Name:	Jeffery B. Iervese
Title:	Vice President

By:	/s/ Sonia Vargas

Name:	Sonia Vargas
Title:	Senior Loan Closer

[Signature Page to Letter of Credit Facility Agreement]

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender

By:	/s/ Arthur Kim

Name:	Arthur Kim
Title:	Duly Authorized Signatory

[Signature Page to Letter of Credit Facility Agreement]

EXHIBIT A—FORM OF NOTE

[TO BE COMPLETED PRIOR TO ISSUANCE WITH: APPROPRIATE LENDER INFORMATION, THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL ISSUING BANK, OR THE DATE OF ASSIGNMENT, AND A PRINCIPAL AMOUNT UP TO THE LENDER’S LETTER OF CREDIT COMMITMENT]

U.S.$________________

FOR VALUE RECEIVED, the undersigned, EASTMAN KODAK COMPANY (the “Borrower”), HEREBY PROMISES TO PAY to the order of ____________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Letter of Credit Commitment in figures] or, if less, the aggregate principal amount of the Letter of Credit Obligations made by the Lender to the Borrower pursuant to the Letter of Credit Facility Agreement, dated as of February ___, 2021, among the Borrower, certain of its subsidiaries, the Lender and certain other lenders party thereto, and Bank of America, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Termination Date. Capitalized terms used, but not defined, in this Promissory Note are used with the meaning ascribed thereto in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Letter of Credit Obligations from the date of such Letter of Credit Obligations until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Agent, at Bank of America, N.A., 900 West Trade Street, Charlotte, NC 28255 in same day funds. The Letter of Credit Obligations owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Letter of Credit Obligations by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Letter of Credit Obligations being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officer to evidence the Letter of Credit Obligations made under the Credit Agreement.

Date: _____________, 20__

EASTMAN KODAK COMPANY

By
Title:

ALLONGE TO PROMISSORY NOTE

DATED _________, 20__

OF

EASTMAN KODAK COMPANY

LETTER OF CREDIT OBLIGATIONS AND PAYMENTS OF PRINCIPAL

Date	Amount of Letter of Credit Obligations	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B—FORM OF

SOLVENCY CERTIFICATE

___________________, 20__

This Solvency Certificate is being executed and delivered pursuant to Section 3.01(k)(v) of the Letter of Credit Facility Agreement, dated as of February ___, 2021, among Eastman Kodak Company, a New Jersey corporation (the “Company”), certain of its subsidiaries, the Lenders and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [                ], the Chief Financial Officer of the Company, in such capacity and not in an individual capacity, hereby certify as follows:

1.

I am generally familiar with the businesses and assets of the Company and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

2.

I am familiar with the historical and current financial condition of the Company and its subsidiaries on a consolidated basis as the Chief Financial Officer of the Company. In preparing this certificate, I have made such investigations and inquiries as I deem necessary and prudent in connection with the matters set forth herein and have reviewed the terms of the Credit Agreement and the other Loan Documents.

3.

As of the date hereof and after giving effect to the Closing Date Transactions, that, (i) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Company and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Company and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Company and its subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Company and its subsidiaries as they become absolute and matured, (iii) the capital of the Company and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company or its subsidiaries, taken as a whole, contemplated as of the date hereof and as proposed to be conducted following the Closing Date; and (iv) the Company and its subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

B-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as Chief Financial Officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

EASTMAN KODAK COMPANY

By:
Name:
Title:

B-2

EXHIBIT C—FORM OF

GUARANTY SUPPLEMENT

______________ __, 20__

To each of the Lenders

party to the Credit Agreement

(as defined below) and to Bank of America, N.A.,

as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Letter of Credit Facility Agreement, dated as of February ___, 2021 (as amended or modified from time to time, the “Credit Agreement”) among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), certain of its subsidiaries, the Lenders (as defined in the Credit Agreement), Bank of America, N.A., as issuing bank (in such capacity, “Issuing Bank”), and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Guaranteed Obligations, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents or any agreement evidencing a Secured Obligation but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes, as to itself and as of the date first above written, each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) THE UNDERSIGNED HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE UNDERSIGNED HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT, THE GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

EXHIBIT D—FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Bank of America, N.A. as Agent

Attn:
Fax No.:

Re: Compliance Certificate dated [                ], 20[    ]

Ladies and Gentlemen:

Reference is hereby made to the Letter of Credit Facility Agreement, dated as of February ___, 2021 (as amended, restated, supplemented, or modified from time to time, the “Credit Agreement”), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A., as issuing bank (in such capacity, “Issuing Bank”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders (together with its successors and assigns in such capacity, “Agent”), Eastman Kodak Company (the “Borrower”) and certain of its subsidiaries. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.01(h) of the Credit Agreement, the undersigned Chief Financial Officer of the Borrower hereby certifies that Borrower and its Restricted Subsidiaries are [in compliance][not in compliance] with the covenant contained in Section 5.03 of the Credit Agreement as demonstrated on Schedule I hereof.

D-1

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ______ day of _______________, 20__.

EASTMAN KODAK COMPANY

By:
Name:
Title:

D-2